PORTIONS  OF  THIS  EXHIBIT  HAVE  BEEN  OMITTED   PURSUANT  TO  A  REQUEST  FOR
CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS, MARKED BY AN * AND [ ], HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

                              SUBLICENSE AGREEMENT

         THIS SUBLICENSE AGREEMENT, effective as of the 20th day of November, 1997, between TITAN PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware and having its principal office at 400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080 (hereinafter "TITAN"), and NOVARTIS PHARMA A.G., a corporation organized under the laws of Switzerland and having its principal office at Lichtstrasse 35, CH 4002 Basel, Switzerland (hereinafter "NOVARTIS").

                                WITNESSETH THAT:

         WHEREAS, TITAN is the exclusive worldwide licensee of HOECHST MARION ROUSSEL, INC. ("HMRI"), under a License Agreement between TITAN and HMRI having an Effective Date of December 31, 1996 (the "License Agreement"); and

         WHEREAS, under such License Agreement, TITAN has rights with respect to certain patents and patent applications, identified in Appendix A hereto, and know-how relating to a compound known as Iloperidone; and

         WHEREAS, NOVARTIS desires to obtain certain exclusive sublicenses from TITAN under the aforesaid License Agreement, and TITAN is willing to grant to NOVARTIS such sublicenses;

         NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties agree as follows:

         1. DEFINITIONS.

                  1.1 "HMRI" shall mean HOECHST MARION ROUSSEL, INC.

                                                                    CONFIDENTIAL

                  1.2 "TITAN" shall mean TITAN PHARMACEUTICALS, INC.

                  1.3 "NOVARTIS" shall mean NOVARTIS PHARMA A.G.

                  1.4 "AFFILIATE" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Sublicense Agreement, or HMRI, to the extent of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Sublicense Agreement or HMRI.

                  1.5 "COMPETITIVE INDUSTRY STANDARD LEVEL" shall mean PRODUCT shall be marketed by or on behalf of NOVARTIS, its AFFILIATES or SUBLICENSEES in the countries of the TERRITORY where PATENTS are issued and enforced with at least the same diligence that NOVARTIS would use in marketing its own products in such countries, in a manner consistent with the effort devoted by the pharmaceutical industry to products having the same or similar potential value of PRODUCT in those countries when PRODUCT is launched.

                  1.6  "COMPOUND"  shall  mean the  chemical  compound  known as
Iloperidone,       whose      more      specific      chemical      name      is
1-[4-[3-[4-(6-fluoro-1,2-benzisoxazol-3-yl)-1-
piperidinyl]propoxy]-3-methoxyphenyl]ethanone, including any salts, hydrates, solvates, and/or stereoisomers thereof, and only the metabolites listed in Appendix B hereto, including any salts, hydrates, solvates and/or stereoisomers of such metabolites.

                                                                    CONFIDENTIAL

                  1.7 "EEA" shall mean the European Economic Area, which consists of the EUROPEAN UNION and Iceland, Lichtenstein and Norway.

                  1.8 "EUROPEAN UNION" shall mean the member states of the European Union, as may exist from time to time, which as of the date hereof include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom.

                  1.9  "EXCLUSIVE"  shall have the meaning  specified in Section
2.1 hereof.

                  1.10 "FDA" shall mean the United States Food and Drug Administration.

                  1.11 "FD&C ACT" shall mean the Federal Food, Drug and Cosmetic Act (21 U.S.C. 301ff), as amended from time to time.

                  1.12 "FIELD" shall mean the treatment in humans of psychiatric disorders, including psychotic disorders, and analgesia.

                  1.13 "IND" shall mean an Investigational New Drug Application.

                  1.14 "KNOW-HOW" shall mean all technical information and know-how: (a) presently developed and owned or controlled by HMRI and its AFFILIATES, (b) developed and owned or controlled by TITAN and its AFFILIATES after the date of the License Agreement, and (c) developed and owned or controlled by HMRI and its AFFILIATES, or TITAN and its AFFILIATES, after the date hereof and included within this definition of "KNOW-HOW" by operation of
Section 2.3 hereof, which relates to COMPOUND or PRODUCT in the FIELD and which constitutes a proprietary "trade secret" or other valid intellectual property right under U.S. or other applicable law which is substantial, secret and identifiable, including, without limitation,

                                                                    CONFIDENTIAL

all biological, chemical, pharmacological, toxicological, clinical, regulatory, analytical, quality control and manufacturing data and any other information (whether technical or commercial) relating to COMPOUND or PRODUCT that may be useful for the development, regulatory approval, manufacture and commercialization of COMPOUND or PRODUCT.

                  1.15 "NDA" shall mean any and all applications (New Drug Applications) submitted to the FDA under Sections 505, 507 or 512 of the FD&C ACT and applicable regulations related to PRODUCT, including without limitation, full NDAs, "paper" NDAs and abbreviated NDAs (ANDAs) and all amendments and supplements thereto or equivalent applications in the EUROPEAN UNION.

                  1.16 "NET SALES"  shall be  calculated  as  follows:  From the gross invoice price of PRODUCT sold by NOVARTIS or its AFFILIATES or SUBLICENSEES to independent, THIRD PARTIES in bona fide, arms-length transactions there shall be subtracted, if not previously deducted in the amount invoiced or received, (i) quantity and cash discounts actually allowed or taken,
(ii) freight, postage and shipping insurance allocated in accordance with NOVARTIS' standard allocation procedure, (iii) customs duties and taxes, if any, directly related to the sale, (iv) amounts repaid or credited by reason of rejections, return of goods and retroactive price reductions mandated by or granted in response to state, provincial or federal law or regulation and specifically identifiable as relating to PRODUCT, (v) amounts incurred as a result of governmental (or governmental agency) mandated rebate programs, (vi) third party rebates and wholesaler chargebacks related to the sale of PRODUCT to the extent actually allowed and (vii) as agreed by the parties in writing, any other specifically identifiable amounts included in PRODUCT's gross

                                                                    CONFIDENTIAL

sales that were or ultimately will be credited and that are substantially similar to those listed hereinabove.

                  The computation of NET SALES shall not include sales between or among a party and its AFFILIATES or SUBLICENSEES, except where such
AFFILIATES or SUBLICENSEES are end users. For purposes of this Sublicense Agreement, sales of PRODUCT to independent distributors, wholesalers or other parties who purchase and take title to PRODUCT are considered to be sales to THIRD PARTIES. If PRODUCT is sold through intermediaries such as agents or co-promoters who do not purchase and take title to PRODUCT, royalties shall be due on NET SALES to THIRD PARTIES who purchase PRODUCT through such intermediaries. It is agreed that there shall be no sales of COMPOUND to THIRD PARTIES by or on behalf of NOVARTIS, its AFFILIATES or SUBLICENSEES. In the event there are sales of COMPOUND to THIRD PARTIES by or on behalf of NOVARTIS, its AFFILIATES or SUBLICENSEES, such sales shall be subject to the payment of royalties by NOVARTIS to TITAN or HMRI (as the case may be) to the same extent as payments of royalties are due on sales of PRODUCT pursuant to this Agreement.

                  1.17 "PATENTS" shall mean all patents and patent applications set forth in Appendix A, including continuations, continuations-in-part, divisions, patents of addition, reissues, re-examinations, renewals or extensions thereof, along with supplementary protection certificates and other administrative protection of any kind in the TERRITORY owned or controlled by HMRI or its AFFILIATES to the extent they claim COMPOUND or PRODUCT, or use, formulations or manufacture thereof, for use in the FIELD, but not any other compound or use outside of the FIELD

                                                                    CONFIDENTIAL

disclosed or claimed in those patents or patent applications. Any patent relating to COMPOUND or PRODUCT for use in the FIELD which is issued during the term of this Sublicense Agreement in any country of the TERRITORY shall automatically be deemed as of the date of such issuance to be included in PATENT, as defined hereunder.

                  1.18 "PRODUCT" shall mean any bulk or finished pharmaceutical composition containing COMPOUND as the sole pharmaceutically active ingredient for use in the FIELD.

                  1.19 "SEC" shall mean the United States Securities and Exchange Commission.

                  1.20 "SUBLICENSEE" shall mean a THIRD PARTY (as defined below) to whom a party sublicenses rights to manufacture and sell (or have manufactured and sold) COMPOUND under PATENTS, but shall not include any THIRD PARTIES to whom rights to manufacture COMPOUND have not been granted. Unless such party grants to such THIRD PARTY the right to manufacture COMPOUND, the following THIRD PARTIES shall not be considered SUBLICENSEES hereunder: agents, distributors, wholesalers, subcontractors, co-marketers, co-promoters, partners or joint venturers. SUBLICENSEES shall not include compulsory licensees as described in Section 4.1(a).

                  1.21 "TERRITORY" shall mean all countries and territories of the world except Japan; provided that any country(ies) in which this Sublicense Agreement is terminated shall be removed from the scope of this definition.

                  1.22 "THIRD PARTY" shall mean any party other than a party to this Sublicense Agreement or an AFFILIATE thereof.

         2. GRANT.

                                                                    CONFIDENTIAL

                  2.1 TITAN hereby grants to NOVARTIS an EXCLUSIVE sublicense in the FIELD under the PATENTS (to the extent, but only to the extent, that such patents or patent applications claim COMPOUND or PRODUCT or the manufacture, formulation, or use thereof) and KNOW-HOW to develop, have developed, make, have made, use, import, sell, offer for sale and have sold COMPOUND and PRODUCT in the TERRITORY, subject to the terms and conditions of this Sublicense Agreement. The foregoing sublicense shall include the right to sublicense, but only upon HMRI's and TITAN's prior written consent, which consent shall not be unreasonably withheld. Any such sublicense(s) shall impose upon SUBLICENSEE(S) substantially the same terms and conditions as NOVARTIS assumes in this Sublicense Agreement, except no such sublicense(s) shall be required to contain obligations on the part of the SUBLICENSEE regarding payment of an upfront license fee, milestone payments or the same or similar royalty rates. As used in this Sublicense Agreement, the term "EXCLUSIVE" shall mean neither HMRI nor TITAN or any of their respective AFFILIATES shall grant any other license to, nor themselves exploit, the PATENTS and KNOW-HOW with respect to COMPOUND and PRODUCT in the FIELD (unless otherwise specified herein) and be limited as follows:

                           (a)  With  respect  to all  geographic  areas  in the
TERRITORY outside of the EEA, such sublicense shall be exclusive for the duration and validity of the intellectual property rights constituting the PATENTS and/or KNOW-HOW.

                           (b)  With  respect  to all  geographic  areas  in the
TERRITORY within the EEA, such sublicense shall be exclusive for the following time periods:

                                                                    CONFIDENTIAL

                                    (i) For each of the countries within the EEA
where only PATENTS (and not KNOW-HOW) exist and are sublicensed to NOVARTIS hereunder, the period of exclusivity for each such country shall be limited to the duration of the relevant PATENTS in such country, provided that "PATENTS" for purposes of the interpretation of this paragraph shall be limited to patents existing, and patents issuing from patent applications existing, and patents issuing from patent applications covering inventions existing as of the date of the License Agreement;

                                    (ii) For each of the  countries  within  the
EEA where PATENTS and KNOW-HOW exist and are sublicensed to NOVARTIS hereunder, the period of exclusivity for each such country shall be limited to the duration of the relevant PATENTS in such country, provided that "PATENTS" for purposes of the interpretation of this paragraph shall be limited to patents existing, and patents issuing from patent applications existing, as of the date of the License Agreement and, provided, further, that if the duration of such PATENTS is less than ten (10) years from the date of first marketing of PRODUCT in the EEA but the KNOW-HOW continues to be sublicensed hereunder, the duration of exclusivity shall be for ten (10) years from the date of first marketing of PRODUCT in the EEA; and

                                    (iii) For each of the  countries  within the
EEA where KNOW-HOW (and not PATENTS) exists and is sublicensed to NOVARTIS hereunder, the period of exclusivity for each such country shall be limited to ten (10) years from the date of first marketing of PRODUCT in the EEA;

         Thereafter, such sublicense within the EEA shall be on a nonexclusive basis.

                                                                    CONFIDENTIAL

                           (c)  Notwithstanding the provisions of clause 2.1(b),
above, in the event that the TERRITORY (for whatever reason) does not include all countries within the EEA, this Sublicense Agreement shall be deemed to be amended in a reciprocal fashion to comply with applicable competition law requirements, while preserving the EXCLUSIVE rights of the parties hereto to the extent possible.

                           (d) For  all  purposes,  such  exclusivity  shall  be
subject to Section 2.3 hereof.

                           (e)  HMRI  and  its  AFFILIATES  and  licensed  THIRD
PARTIES shall be entitled to utilize the PATENTS and KNOW-HOW in the FIELD within the TERRITORY for the development and manufacture of COMPOUND and PRODUCT for marketing, distribution and sale outside of the TERRITORY (where TITAN's rights under the License Agreement have been terminated).

                           (f) TITAN and its AFFILIATES and  SUBLICENSEES  shall
also be entitled to utilize the PATENTS and KNOW-HOW in the FIELD within the TERRITORY for the development and manufacture of COMPOUND and PRODUCT for marketing, distribution and sale outside of the TERRITORY (in Japan and where NOVARTIS' rights under this Sublicense Agreement have been terminated).

         The duration of the sublicense granted by this Section 2.1 shall be limited to the duration, on a country-by-country basis, of the intellectual property rights which comprise the PATENTS and KNOW-HOW with respect to a relevant country, provided that the termination of any portion of any

                                                                    CONFIDENTIAL

sublicense shall be without prejudice to the requirement of NOVARTIS to pay royalties pursuant to the terms of this Sublicense Agreement.

         Notwithstanding the foregoing but subject to Sections 3.4 and 3.5 hereof, TITAN acknowledges and agrees that NOVARTIS shall as a matter of law have the right to continue to use on a royalty-free, nonexclusive basis the information which constitutes the PATENTS and KNOW-HOW on a country-by-country basis in the TERRITORY for the FIELD after the PATENTS expire or cease to be valid or enforceable and/or KNOW-HOW has entered into the public domain.

                  2.2  Subject to  NOVARTIS'  right of first  negotiation  under
Section 5.6 hereof and TITAN's right of first negotiation under Section 5.6 of the License Agreement, with respect to uses or indications outside the FIELD, HMRI shall have the right for either HMRI, its AFFILIATES or SUBLICENSEES to develop, have developed, make, have made, use, import, sell, offer for sale and have sold COMPOUND and PRODUCT for uses outside the FIELD.

                  2.3 Subject to Sections 2.3(a) and 2.3(b) below, HMRI and TITAN also shall have the right to make and use COMPOUND or PRODUCT for the use in the FIELD limited solely to further study, investigation or experimentation purposes to further understand the category of compounds in the FIELD, how they work and their comparison to other compounds. The reservations stated in this provision shall be understood by the parties to comprise independent work by HMRI, TITAN and their respective AFFILIATES, SUBLICENSEES or collaborators (who are subject to obligations of nonuse and nondisclosure with respect thereto).

                           (a) In the  event  that  the  results  of  such  work
described in the immediately preceding paragraph would be relevant to COMPOUND or PRODUCTS with respect to the FIELD

                                                                    CONFIDENTIAL

and could appropriately be included within the PATENTS and KNOW-HOW licensed hereunder, and if HMRI or TITAN (as the case may be) has the legal right to do so, all as determined in the reasonable discretion of HMRI or TITAN (as the case may be), then if such work was conducted by HMRI, its AFFILIATES, SUBLICENSEES or collaborators, HMRI shall offer such results to TITAN and, if such work was conducted by TITAN, its AFFILIATES, SUBLICENSEES or collaborators, TITAN shall offer such results to NOVARTIS. If such results are offered to TITAN by HMRI, TITAN shall make such results available to NOVARTIS.

                           (b) If NOVARTIS  notifies  TITAN,  within  forty-five
(45) days after receiving such results (whether offered by HMRI to TITAN or resulting from work conducted by TITAN, its AFFILIATES, SUBLICENSEES or collaborators), that NOVARTIS wishes such results to be included within the PATENTS and KNOW-HOW sublicensed hereunder, then with respect to results offered by HMRI to TITAN, TITAN shall accept such results in writing, and such results shall be included, as appropriate, within the PATENTS and KNOW-HOW sublicensed hereunder. If such results are declined by NOVARTIS, and are not otherwise accepted by TITAN if such results were offered to TITAN by HMRI, such results may be used, assigned or licensed by HMRI or TITAN, as the case may be, subject to provisions of the License Agreement.

                           (c) It is mutually  understood  by the  parties  that
independent experimental use of COMPOUND or PRODUCT or of results as described in this Section 2.3 shall not be used in any way that could be damaging or otherwise detrimental to COMPOUND or PRODUCT or their development, manufacture or commercialization by TITAN, NOVARTIS or HMRI or their respective AFFILIATES or SUBLICENSEES. Within twenty (20) days of HMRI's or TITAN's

                                                                    CONFIDENTIAL

request, NOVARTIS shall provide to HMRI or TITAN, as the case may be, free of charge reasonable quantities of COMPOUND or PRODUCT for such experimental use in laboratory or animal studies. This does not prevent HMRI or TITAN from making COMPOUND or PRODUCT for experimental use only in laboratory or animal studies.

                  2.4 TITAN grants to NOVARTIS a nonexclusive, worldwide sublicense to make or use any analytical reference standards, intermediate or metabolite of COMPOUND or PRODUCT not listed in Appendix B hereto which may be claimed in PATENTS limited solely to making or using the COMPOUND or PRODUCT. The foregoing sublicense shall include the right to sublicense, but only upon HMRI's prior written consent, which consent shall not be unreasonably withheld. Any such sublicense shall impose upon SUBLICENSEE(S) substantially the same terms and conditions as NOVARTIS assumes in this Sublicense Agreement, except no such sublicense(s) shall be required to contain obligations on the part of the SUBLICENSEE regarding payment of an upfront license fee, milestone payments or the same or similar royalty rates.

                  2.5 NOVARTIS shall promote, market and sell PRODUCT under a registered NOVARTIS trademark(s) approved by HMRI, which approval shall not be unreasonably withheld. NOVARTIS shall be responsible for the selection and registration of such trademark(s) in all countries of the TERRITORY at its own cost. In the event the sublicense granted hereunder is terminated in a particular country, other than pursuant to Section 10.3 or as a result of NOVARTIS' termination of this Sublicense Agreement for breach pursuant to
Section 10.5, and HMRI or its designee(s) exercises the right to promote, market or sell PRODUCT in such country then upon HMRI's request (a) NOVARTIS shall grant HMRI or its designee(s) a trademark license at a royalty

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

to be negotiated in good faith (which royalty shall not be less than [ * ] and no more than [ * ] on net sales of PRODUCT by HMRI and/or its designees) at such time to use such trademark in connection with marketing PRODUCT in such country, subject to reasonable quality control by NOVARTIS with respect to the PRODUCT sold under this Section 2.5(a), or (b) HMRI or its designee(s) shall select and register at HMRI's cost a trademark of its own in connection with the marketing of PRODUCT in such country, provided such HMRI trademark is not in any way confusingly similar to NOVARTIS' trademark. HMRI shall use an HMRI trademark (rather than a NOVARTIS trademark) in promoting, marketing or selling PRODUCT in any country that is a member of a free trade union or other economic grouping (e.g., the EUROPEAN UNION, EEA, NAFTA, ASEAN and ANDEAN PACT countries) where NOVARTIS is promoting, marketing or selling PRODUCT under a NOVARTIS trademark.

                  2.6 If NOVARTIS notifies TITAN in writing that NOVARTIS (and/or its AFFILIATE(S)) is not willing or does not have the capability itself or cannot enter into a Sublicense or other agreement (providing the necessary expertise and resources) in country(ies) outside those covered by NAFTA and the EUROPEAN UNION to: (a) develop COMPOUND or PRODUCT (as the case may warrant), and (b) manufacture COMPOUND and/or market PRODUCT (as the case may warrant) at a COMPETITIVE INDUSTRY STANDARD LEVEL at the date of PRODUCT approval in such country(ies), then TITAN shall have the right to terminate the sublicense granted by this Sublicense Agreement but only with respect to such country(ies), unless the parties agree in writing to extend such time frame.

                                                                    CONFIDENTIAL

                  2.7 If PRODUCT is not launched in each of the United States, France and Germany, respectively, at a COMPETITIVE INDUSTRY STANDARD LEVEL by NOVARTIS, its AFFILIATE and/or SUBLICENSEE within six (6) months after the date of receiving the approvals necessary to commercialize PRODUCT in each of the United States, Germany and France, respectively, NOVARTIS, TITAN and HMRI shall review the progress of launch efforts, it being understood the parties, at the request of either party, may review the progress of launch efforts prior to the end of such six (6) month period. NOVARTIS shall keep TITAN informed on a regular basis of the status of its launch efforts after receiving the approvals necessary to commercialize PRODUCT in each of the United States, Germany and France, respectively, until such time that launch is achieved in the United States, Germany or France. If launch in each of the United States, France or Germany, respectively, is not achieved within one (1) year after the date of receiving the approvals necessary to commercialize PRODUCT in such country(ies) (circumstances shall not include events of force majeure as defined in Section
13), or in any event within two (2) years after PRODUCT approval then the sublicense granted by this Sublicense Agreement shall terminate, but only with respect to the particular country where launch was not achieved within such one
(1) year or two (2) year time frame, as the case may be, unless the parties agree in writing to extend such time frame (e.g., the parties shall discuss, in such event, factors including but not limited to the necessity to obtain approval of PRODUCT for its target indication(s)).

                  2.8 If an NDA or equivalent ex-U.S. regulatory approval in the
EUROPEAN  UNION  (Marketing   Authorization   Application  via  the  Centralized
Procedure or marketing approvals

                                                                    CONFIDENTIAL

for the member countries of the EUROPEAN UNION via the mutual recognition procedure) for PRODUCT is not obtained within three (3) years of NOVARTIS' or its AFFILIATE's or SUBLICENSEE's filing of an NDA or such other equivalent ex-U.S. filing, and such failure is solely due to circumstances within NOVARTIS' reasonable control, then the parties shall discuss the reasons and proposed remedies for such failure in good faith; provided, however, that if the parties are unable to agree on any such remedies, TITAN shall have the right to terminate the sublicense granted by this Sublicense Agreement, but only with respect to the United States or the EUROPEAN UNION where such approval was not obtained, unless the parties agree in writing to extend such time frame. If, however, NOVARTIS, TITAN and HMRI determine that such failure is due to circumstances beyond the reasonable control of NOVARTIS (including without limitation delays on the part of the regulatory agencies), the three (3) year period shall be extended to take into account such circumstances, the duration of any such extension to be mutually agreed.

                  2.9 Subject to the provisions of Section  2.9(d),  TITAN shall not be obligated to refund any upfront license fees and milestone payments paid to TITAN with respect to any country(ies) which cease to be included within the TERRITORY, and in the event that (i) TITAN, HMRI or their respective AFFILIATE(S) or SUBLICENSEE(S) elects to commercialize PRODUCT or COMPOUND in such country(ies) and (ii) NOVARTIS, its AFFILIATE(S) or SUBLICENSEE(S) has an NDA filing in the United States or an equivalent filing in the EUROPEAN UNION, then in consideration for use of any IND, NDA or other governmental approval or associated developmental work held or owned by NOVARTIS related to COMPOUND or
PRODUCT:

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

                           (a) At TITAN's  request,  and subject to Sections 6.3
and 11.5 hereof, NOVARTIS shall license or otherwise make available under applicable law the benefit of such approvals or work to TITAN or an AFFILIATE or THIRD PARTY designated by TITAN (which third party could be HMRI), who shall thereafter have the rights to develop, register, manufacture, market and sell COMPOUND and PRODUCT in such country(ies) utilizing such approvals or work, and TITAN (or such AFFILIATE or THIRD PARTY) shall pay to NOVARTIS a royalty to be negotiated in good faith at the time TITAN exercises such option, on net sales of PRODUCT by TITAN or its designees in such country to equitably recognize the value added by NOVARTIS to COMPOUND and/or PRODUCT through its development efforts. Such royalty shall not be greater than [ * ] on net sales of PRODUCT by TITAN or its designees. Upon expiration of PATENT in such country, only the royalty paid to NOVARTIS for HMRI's and/or TITAN's use of the NOVARTIS trademark under Section 2.5 shall be paid to NOVARTIS for so long as such trademark is utilized. If a trademark license has not been granted to HMRI or TITAN in such country, no royalty shall be paid to NOVARTIS upon expiration of PATENT.

                           (b) TITAN  shall  share  equally  with  NOVARTIS  any
upfront license fees, milestone payments or other payments such as prepaid royalties received from a THIRD PARTY in connection with the exercise of such option only. If NOVARTIS has not paid to TITAN the upfront license fee and all of the milestone payments provided for in Sections 3.1(a) through (c), then NOVARTIS' share of the amount shall be multiplied by a fraction, the numerator of which is equal to the total of the payments that have been made by NOVARTIS to TITAN under Sections 3.1(a) through (c), and the denominator of which is equal to the total of the payments that

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

NOVARTIS otherwise would have been required to pay to TITAN under Sections 3.1(a) through (c) had the sublicense not been terminated.

                           (c) Notwithstanding  anything contained herein to the
contrary, TITAN shall not be required to pay to NOVARTIS a royalty on sales of PRODUCT that, when added to the royalty payments for a license under the NOVARTIS trademark that HMRI and/or TITAN may be required to pay to NOVARTIS under Section 2.5, exceeds in the aggregate [ * ].

                           (d)  If   the   circumstances   leading   up  to  the
termination of the Sublicense Agreement pursuant to Section 2.8 are due to any misrepresentations, omissions (of information owned or controlled by HMRI or its AFFILIATES or TITAN or its AFFILIATES as of the date hereof) or falsifications with respect to such KNOW-HOW, information or data or fraud by HMRI or its AFFILIATES or TITAN or its AFFILIATES, then subject to the following sentence, TITAN shall repay to NOVARTIS, within ninety-five (95) days of such termination, that portion of the upfront license fee and milestone payments TITAN had received from NOVARTIS up to the date of such termination (including in the form of NOVARTIS' purchase of TITAN convertible preferred stock). In the case of misrepresentations, omissions (of information owned or controlled by HMRI or its AFFILIATES as of the date hereof) or falsifications with respect to such KNOW-HOW, information or data or fraud only by HMRI or its AFFILIATES, and a termination of the License Agreement pursuant to Section 2.5 of the License Agreement, TITAN shall be obligated to make the foregoing repayments to NOVARTIS if, and only if, HMRI has repaid the upfront license fee and milestone payments to TITAN under Section 2.6(d) of the License Agreement.

                                                                    CONFIDENTIAL

                  2.10 In the event NOVARTIS or a SUBLICENSEE intends to seek a co-promotion or co-marketing partner for PRODUCT in the United States, NOVARTIS shall notify TITAN thereof in writing. TITAN shall then notify HMRI thereof, and HMRI shall have a right of first negotiation with NOVARTIS or the SUBLICENSEE on such a collaboration. If HMRI exercises its right of first negotiation, then HMRI and NOVARTIS or the SUBLICENSEE shall negotiate in good faith for a period of ninety (90) days from the date of notification by TITAN to HMRI. If the negotiating parties are unable to enter into a separate definitive written agreement regarding such collaboration by the end of such ninety (90) day period, NOVARTIS or the SUBLICENSEE shall be free to enter into a collaboration with any THIRD PARTY subject to all other terms of this Sublicense Agreement and shall have no further obligation to negotiate with HMRI. For purposes of this
Section 2.10, the term "co-promotion or co-marketing partner" will not include an independent contract field sales force that may be engaged by NOVARTIS or a SUBLICENSEE.

         3. PAYMENTS AND ROYALTIES.

                  3.1 As consideration for the sublicenses granted to NOVARTIS by TITAN under this Sublicense Agreement, NOVARTIS shall make the following payments to TITAN:

                           (a) An upfront  license fee of Twenty Million Dollars
(U.S. $20,000,000) shall be paid by NOVARTIS to TITAN in cash within ten (10) business days of both parties' execution of this Sublicense Agreement. TITAN acknowledges that, as of the effective date of this Sublicense Agreement, NOVARTIS has already paid to TITAN Five Million Dollars (U.S. $5,000,000) of such Twenty Million Dollar (U.S. $20,000,0000) amount; therefore, as of the effective date of this Sublicense Agreement, NOVARTIS is obligated to pay to TITAN the

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

remaining Fifteen Million Dollars (U.S. $15,000,000) of such Twenty Million Dollar (U.S. $20,000,000) upfront license fee. Up to Five Million Dollars (U.S. $5,000,000) of such Twenty Million Dollar amount may, at NOVARTIS' option, be paid in the form of an equity investment made by NOVARTIS in TITAN convertible preferred stock at a price per share as provided for in the Convertible Preferred Stock Agreement between TITAN and NOVARTIS of even date herewith and attached hereto as Appendix C and incorporated herein by reference. NOTE: the immediately preceding sentence will be deleted from this Sublicense Agreement if the parties do not enter into the Convertible Preferred Stock Agreement referred to above simultaneously with the execution of this Sublicense Agreement. The Twenty Million Dollar payment provided for herein shall, unless otherwise expressly provided for herein, be non-refundable.

                           (b) A first  development  milestone  payment of [ * ]
shall be payable by NOVARTIS to TITAN upon submission by TITAN to NOVARTIS of an invoice therefor substantially in the form of the sample invoice attached hereto as Appendix D (the "Invoice"), one time only upon the first NDA Filing (based on a full and complete regulatory package and for these purposes not to include an ANDA or "Paper" NDA) for PRODUCT in the FIELD in the United States (New Drug Application) or the Initial Filing in Europe (Marketing Authorization Application via the Central Procedure, or the mutual recognition procedure) by NOVARTIS, its AFFILIATE or SUBLICENSEE. As used in this Section, "NDA Filing" or "Initial Filing in Europe" (as the case may be) shall mean the notification in writing to NOVARTIS, its AFFILIATE or SUBLICENSEE from the FDA or an equivalent EUROPEAN UNION regulatory authority (via the Centralized Procedure or the mutual recognition procedure) that the NDA or Initial

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

Filing in Europe (as the case may be) is sufficiently complete to permit a substantive review. Such milestone payment shall be paid in cash by NOVARTIS directly to HMRI within seven (7) business days of the date of such first filing, and NOVARTIS shall notify TITAN of such payment concurrently with such payment to HMRI. The [ * ] payment provided for herein shall, unless otherwise expressly provided for herein, be non-refundable.

                           (c)  Following  prior  receipt by NOVARTIS of TITAN's
Invoice therefor, a second development milestone payment of [ * ] which shall be payable one time only by NOVARTIS to HMRI as follows: (i) [ * ] shall be paid in cash by NOVARTIS directly to HMRI, within seven (7) business days of receipt by NOVARTIS, its AFFILIATE or SUBLICENSEE of the FDA approval letter or the regulatory agency for the EUROPEAN UNION (Marketing Authorization via the Centralized Procedure or mutual recognition procedure), that PRODUCT is approved for marketing and commercialization by NOVARTIS , its AFFILIATE or SUBLICENSEE (or their designee) for a major indication having an approval comparable to the principal indication(s) of leading competing products in the FIELD, and NOVARTIS shall notify TITAN of such payment concurrently with such payment to HMRI; and
(ii) [ * ] shall be paid in cash by NOVARTIS directly to HMRI within six (6) months after receipt of such notification, and NOVARTIS shall notify TITAN of such payment concurrently with such payment to HMRI. The [ * ] payment provided for herein shall, unless otherwise expressly provided for herein, be non-refundable.

                                                                    CONFIDENTIAL

                           (d) NOVARTIS  shall  notify  TITAN in writing  thirty
(30) business days prior to NOVARTIS' estimated achievement of each milestone event described in Sections 3.1(b) and 3.1(c)(i) above. Upon the receipt of such notification, TITAN shall send NOVARTIS an Invoice for the milestone payment due as a result of the achievement of such milestone event, and NOVARTIS shall make each such payment within seven (7) business days of the achievement of the milestone event for which such payment is due.

                  3.2 (a) Unless TITAN instructs NOVARTIS in writing otherwise, all cash payments by NOVARTIS to TITAN (including, without limitation, upfront payments, milestone payments, and royalties) shall be made by bank wire transfer as follows:

                           Bank of America-San Francisco
                           ABA #121000358
                           Titan Pharmaceuticals, Inc.
                           Account #1493-0-04020

                           (b) All cash payments by NOVARTIS to HMRI (including,
without limitation, milestone payments and royalties) shall be made by bank wire transfer as follows:

                           Citibank-New York
                           ABA#021000089
                           Hoechst Marion Roussel, Inc.
                           Account #-40552555

                           (c) At  least  two (2)  business  days  prior  to the
planned wire transfer to either of the above accounts, NOVARTIS shall notify TITAN's Chief Financial Officer by facsimile (650) 244-4956, Attention: Mr. Robert Farrell) and HMRI's Treasurer (if applicable) by facsimile (816-966-3847,
Attention: Cash Manager) of the amount and date the cash shall be transferred.

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

                           (d)  In the  event  of a late  payment  hereunder  by
NOVARTIS to TITAN (or HMRI, as the case may be), NOVARTIS shall pay to TITAN (or HMRI, as the case may be) interest based on the prime rate as stated in The Wall Street Journal, New York edition, on the date such payment is due (or the immediately preceding business date if such payment date is not a business date) plus two percent (2%) on the outstanding balance until such balance, including interest, is paid in full to TITAN. The acceptance of such late payment shall act as a waiver of any rights TITAN may have hereunder due to a breach by NOVARTIS relating solely to such payment being made late.

                  3.3 As consideration for the sublicense granted to NOVARTIS in this Sublicense Agreement, NOVARTIS shall pay to TITAN, in those countries where, and for the period, PATENTS claiming a priority date of May 19, 1989 and December 29, 1989 in a particular country in the TERRITORY for which a patent had been granted validly claiming Iloperidone or the manufacture, formulation or the use thereof for use in the FIELD exist: (a) a [ * ] royalty on annual NET SALES of PRODUCT in the TERRITORY up to [ * ], and (b) a [ * ] royalty on annual NET SALES of PRODUCT in the TERRITORY in excess of [ * ]; in each case on NOVARTIS', its AFFILIATES' and SUBLICENSEES' annual NET SALES of PRODUCT in the TERRITORY.

                  3.4 (a) In order to spread royalty payments hereunder over a sufficient period of time, in each of those countries in the TERRITORY where PATENTS claiming a priority date of May 19, 1989 and December 29, 1989 in a particular country for which a patent had been granted

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

validly claiming Iloperidone or the manufacture, formulation or use thereof for use in the FIELD have expired, NOVARTIS' obligations to pay royalties for use of PATENTS in such country shall cease, and NOVARTIS and/or any of its SUBLICENSEES shall pay directly to HMRI a royalty for KNOW-HOW not relating to manufacturing (whether or not such KNOW-HOW continues as a valid intellectual property right or is in the public domain) of [ * ] on NOVARTIS', its AFFILIATES' and any SUBLICENSEES' annual NET SALES of PRODUCT in each such country for a period of ten (10) years after the expiration of the final remaining PATENT in each such country. After the end of such ten (10) year period, no further royalties arising from sales of PRODUCT in such country shall be due to HMRI and NOVARTIS shall be entitled to continue to use the KNOW-HOW on a fully-paid, irrevocable basis in accordance with Section 10.3.

                           (b) In the event a THIRD PARTY's  generic  version of
Iloperidone is actively marketed in a process patent country (that is, any country in which only protection in relation to processes for the manufacture of Iloperidone has been obtained and not protection for Iloperidone as a new chemical entity per se) in the TERRITORY where a PATENT(s) claiming a priority date of May 19, 1989 and December 29, 1989 has been granted validly claiming Iloperidone or the manufacture, formulation or use thereof for use in the FIELD exists, then subject to Sections 3.4(c) and (d) below, the royalty rate that NOVARTIS shall pay to TITAN on NOVARTIS' or its AFFILIATE's or SUBLICENSEE's annual NET SALES of PRODUCT in that process patent country shall be [ * ] until such PATENT(s) expires, provided:

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

                           (i) NOVARTIS has  obtained,  or has made every effort
                  to obtain, the maximum allowable period of exclusivity to which it is entitled based on PRODUCT's registration data in that process patent country to the extent such exclusivity is available; and

                           (ii) The PARTIES and HMRI, in accordance with Article
                  8 of this Sublicense Agreement, will implement an appropriate strategy for addressing the commercialization of Iloperidone by said THIRD PARTY. Unless otherwise agreed to by the PARTIES, NOVARTIS shall at its sole cost be obligated to diligently enforce PATENT(s) until there is a binding, unappealable judicial determination as to whether the manufacture, formulation or use of such generic version of Iloperidone infringes PATENT(s) or until it is demonstrated to the satisfaction of both PARTIES that PATENT(s) are not being infringed in such country

                  (c) If it is demonstrated to the satisfaction of both PARTIES. or the binding, unappealable judicial determination under Section 3.4(b)(ii) holds that PATENT(s) are not being infringed in such process patent country, the royalty rate that NOVARTIS shall pay to TITAN on NOVARTIS' or its AFFILIATE's or SUBLICENSEE's annual NET SALES of PRODUCT in that process patent country shall continue to be [ * ] until such PATENT(s) expires.

                  (d) If the binding,  unappealable judicial determination under
Section 3.4(b)(ii) holds that PATENT(s) are being infringed in such process patent country, NOVARTIS shall take reasonable steps to have enforced such determination. If as a result, the commercialization of Iloperidone by the THIRD PARTY in that country is discontinued:

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

                           (i) the royalty  rate(s) that  NOVARTIS  shall pay to
                  TITAN on NOVARTIS' or its AFFILIATE's or SUBLICENSEE's annual NET SALES of PRODUCT in that process patent country shall be, commencing on the later of: (A) the date such binding, unappealable judicial determination is rendered, and (B) the date (if any) specified in such determination that commercialization of such THIRD PARTY generic version of PRODUCT is to be discontinued, those royalty rates provided for in Section 3.3 until such PATENT(s) expires; and

                           (ii)  NOVARTIS  shall repay to TITAN,  within  thirty
                  (30) days after the later of: (A) the date such binding, unappealable judicial determination was rendered, and (B) the date (if any) specified in such determination that commercialization of such THIRD PARTY generic version of PRODUCT is to be discontinued, an amount equal to the difference between the royalties that NOVARTIS would have paid to TITAN under Section 3.3, and the amount of royalties that NOVARTIS actually paid to TITAN at the [ * ] rate, for the period commencing on the date the royalty rate for that process patent country was reduced to [ * ] pursuant to
                  Section 3.4(b), and ending on the later of: (A) the date such binding, unappealable judicial determination was rendered, and
                  (B) the date (if any) specified in such determination that commercialization of such THIRD PARTY generic version of PRODUCT is to be discontinued.

                  (e) After PATENT(s) in any process patent country expires, NOVARTIS and/or its SUBLICENSEE shall pay directly to HMRI royalties as provided for in Section 3.4(a).

                  3.5 As consideration for the sublicense granted to NOVARTIS under this Sublicense Agreement in those countries in the TERRITORY for which
(a) a PATENT application

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

for COMPOUND or PRODUCT is pending or (b) no PATENT application has been filed or (c) PATENTS have been abandoned or been held invalid or unenforceable by a decision of a court or tribunal of competent jurisdiction from which no appeal is or can be taken (collectively, "Non-Patent Countries"), NOVARTIS shall pay to TITAN, on a country-by-country basis, a [ * ] royalty for KNOW-HOW not relating to manufacturing (whether or not such KNOW-HOW continues as a valid intellectual property right or is in the public domain) on NOVARTIS', its AFFILIATES' and any SUBLICENSEES' annual NET SALES of PRODUCT in the Non-Patent Countries for a period of five (5) years from the date of the first commercial sale of PRODUCT in each such country by NOVARTIS, its AFFILIATES or SUBLICENSEES. After the end of such five (5) year period, no further royalties arising from sales of PRODUCT in such country shall be due. However, with respect to Section 3.5(a) or (b), if at any time during or after such five (5) year period a PATENT for COMPOUND or PRODUCT is issued in such country, subject to Section 3.4, NOVARTIS shall pay to TITAN, from the date the PATENT was issued, the same royalties as provided for in Sections 3.3(a) and (b) above. Upon expiration of NOVARTIS' obligation to pay a royalty under such PATENT, notwithstanding Section 3.4, a [ * ] royalty for KNOW-HOW not relating to manufacturing (whether or not such KNOW-HOW continues as a valid intellectual property right or is in the public domain), on NET SALES of PRODUCT in such country, shall be paid by NOVARTIS and/or any of its SUBLICENSEES directly to HMRI for a period of five (5) years after which NOVARTIS shall be entitled to continue to use the KNOW-HOW on a fully-paid, irrevocable basis in accordance with Section 10.3.

         4. COMPULSORY LICENSES AND THIRD PARTY LICENSES.

                                                                    CONFIDENTIAL

                  4.1 (a) In the event that during the term of this Sublicense Agreement a governmental agency in the TERRITORY grants or compels HMRI and/or TITAN to grant a license to any THIRD PARTY for COMPOUND or PRODUCT in a country(ies), it is the intent of the parties that NOVARTIS not be placed at a competitive disadvantage as a result of a lower royalty rate being granted to a THIRD PARTY compulsory licensee. Therefore, in the event TITAN or HMRI is compelled to grant a license to a THIRD PARTY, TITAN, NOVARTIS and HMRI will meet to discuss in good faith equitable arrangements, which could include adjustments to NOVARTIS' original royalty rates in Section 3.3 of this Sublicense Agreement which are to be paid on NET SALES of PRODUCT in such country, to accomplish the intent of TITAN and NOVARTIS set forth above. In such discussions, consideration will be given to TITAN's obligations to HMRI under
Section 4.1(a) of the License Agreement.

                           (b) If a  governmental  authority in a country in the
TERRITORY imposes a maximum royalty rate, such that lower royalty rates than would otherwise apply under this Sublicense Agreement are mandated in such country, then the royalty rates provided for herein shall be reduced to equal such lower rates for sales of PRODUCT in such country for the period such lower royalty rate is required by any governmental authority and shall cease when NOVARTIS' royalty payment obligations cease under this Sublicense Agreement.

                  4.2 If, during the term of this Sublicense Agreement, HMRI and NOVARTIS agree that a patent(s) of a THIRD PARTY exists in the TERRITORY covering the manufacture, use or sale of COMPOUND or PRODUCT, and if it should prove, in the reasonable judgment of NOVARTIS and HMRI, impractical or impossible for NOVARTIS or its AFFILIATES or

                                                                    CONFIDENTIAL

SUBLICENSEES to continue the activity or activities sublicensed hereunder in the FIELD without obtaining a royalty-bearing license from such THIRD PARTY under such patent(s) or if NOVARTIS and HMRI otherwise agree it is desirable for HMRI to acquire any THIRD PARTY patent or license in connection with the development or manufacture of COMPOUND or PRODUCT covered by PATENTS in the TERRITORY, then in either case the provisions of Section 8.8(c) shall apply.

                  4.3 If, after attempting in good faith to resolve the issue relating to licensing THIRD PARTY patents in Section 4.2 between themselves, NOVARTIS and HMRI are unable to agree within ninety (90) days as to whether it is impracticable or impossible for NOVARTIS , its AFFILIATES or SUBLICENSEES to continue the activity or activities sublicensed hereunder without obtaining a royalty-bearing license from a THIRD PARTY, the issue shall be submitted to a disinterested, competent and experienced patent attorney reasonably acceptable to both NOVARTIS and HMRI for resolution. If NOVARTIS and HMRI cannot agree on the selection of such patent attorney, then each party shall select a patent attorney and the selected patent attorneys shall select a mutually acceptable patent attorney who will determine whether such THIRD PARTY rights materially inhibit NOVARTIS' ability to manufacture, distribute or sell COMPOUND or PRODUCT. The compensation to, and expense of such patent attorney shall be borne by the party whose position is not upheld by such patent attorney (that is, for example, if the patent attorney determines that such THIRD PARTY rights do not materially inhibit NOVARTIS' ability to manufacture, distribute or sell COMPOUND or PRODUCT, then the costs of such patent attorney shall be borne by NOVARTIS).

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                                                                    CONFIDENTIAL

         5. DEVELOPMENT.

                  5.1 Upon the signing of this Sublicense Agreement, NOVARTIS shall have full legal and financial responsibility for all costs that are incurred and all activities that are undertaken after the signing of this Sublicense Agreement, which are related to development, safety and required periodic reporting to the FDA and equivalent ex-U.S. regulatory agencies, marketing, regulatory approvals, price registrations, and other activities required by NOVARTIS or its SUBLICENSEE(S) (or their respective agents or distributors) to obtain appropriate government approvals for, and to commercialize, COMPOUND and PRODUCT in the TERRITORY. Other than as expressly provided for in Section 5.4, NOVARTIS shall not assume, nor shall NOVARTIS be liable for, any costs or activities (whether scientific, financial or otherwise) relating to the COMPOUND or PRODUCT that were incurred or undertaken prior to the signing of this Sublicense Agreement (including without limitation any costs, expenses, damages, losses, fines, penalties or the like that may be awarded or assessed after the signing of this Sublicense Agreement, but which arise out of events and activities that occurred prior to the signing of this Sublicense Agreement).

                  5.2 Provided that the AFFILIATES, SUBLICENSEES and other THIRD PARTIES agree to substantially the same terms of confidentiality in Section 6.4 hereof, NOVARTIS may appoint such AFFILIATES, SUBLICENSEE(S) and other THIRD PARTIES to perform any and all development activities necessary to obtain government approvals for PRODUCT in the TERRITORY. The appointment of any SUBLICENSEE shall require HMRI's prior written consent, which consent shall not be unreasonably withheld.

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                                                                    CONFIDENTIAL

                  5.3 NOVARTIS shall, in a manner consistent with the effort NOVARTIS devotes to its own products having the same or similar potential value as PRODUCT, exercise its reasonable efforts and diligence in developing and commercializing PRODUCT, and in undertaking those investigations and actions required to obtain appropriate governmental approvals to manufacture COMPOUND and market PRODUCT in the TERRITORY. All such activity shall be undertaken at NOVARTIS' expense. TITAN shall arrange with HMRI to provide assistance or consultation at NOVARTIS' expense in support of the development of COMPOUND or PRODUCT, but HMRI in its discretion may limit such assistance and consultation.

                  5.4 All direct costs incurred by, or on behalf of, TITAN relating to the development and registration of COMPOUND and PRODUCT in the TERRITORY will be reimbursed to TITAN by NOVARTIS within thirty (30) days of execution by both parties of this Sublicense Agreement. The parties agree that direct costs incurred by or on behalf of TITAN through August, 1997 are approximately one million seven hundred thousand dollars ($1,700,000). Additional direct costs estimated to be incurred by or on behalf of TITAN through date of execution of the Heads of Agreement between the parties dated October 21, 1997, are approximately three hundred thousand dollars ($300,000). Additional direct costs estimated to be incurred by or on behalf of TITAN in the period from the date of the Heads of Agreement until the effective date of this Sublicense Agreement will be determined by the scope of that part of the Phase III clinical program for PRODUCT that was initiated by TITAN prior to the date hereof and called "Clinical Protocol 300", but will not exceed one million dollars ($1,000,000). The PARTIES further agree that:

                                                                    CONFIDENTIAL

                           (a) TITAN will be  informed  by  NOVARTIS on a timely
and regular basis of the development, registration and commercialization of COMPOUND and PRODUCT in the TERRITORY, and will have an opportunity to regularly meet with NOVARTIS and provide input into the development and registration process, and

                           (b) all of TITAN's  contractual  obligations to THIRD
PARTIES involved in the development and registration process for the COMPOUND and PRODUCT (including Contract Research Organizations (CROs) existing as of the date of this Sublicense Agreement, which CROs are identified in Appendix E), will be honored to the extent they are not inconsistent with NOVARTIS' Standard Operating Procedures. However, if any such contractual obligation is terminated by or at the request of NOVARTIS, NOVARTIS will be responsible for the payment of any amounts that may be due as a result of such termination.

                           (c)  NOVARTIS   shall  be  solely   responsible   for
negotiation of contracts with any CROs and other organizations it desires to work on development activities relating to COMPOUND and/or PRODUCT and NOVARTIS shall bear all legal and financial responsibility under such contracts.

                  5.5 Any inventions or discoveries or improvements which arise from NOVARTIS', its AFFILIATES' or SUBLICENSEES' work relating to the development and/or manufacture of the COMPOUND and/or PRODUCT shall be owned by NOVARTIS , but shall be licensed to HMRI, at HMRI's option on a worldwide, nonexclusive, perpetual basis, at a license fee and/or royalty to be negotiated at such time. Furthermore, it is agreed that NOVARTIS and TITAN's sublicensee for Japan (if any) shall license to each other, for use in the other party's

                                                                    CONFIDENTIAL

TERRITORY in the FIELD, on a non-exclusive royalty-free basis, any discoveries, improvements or inventions relating to COMPOUND and PRODUCT, and TITAN will require such reciprocal rights for NOVARTIS from TITAN's sublicensee for Japan (if any). To the extent permitted under the License Agreement, NOVARTIS shall have the right to license or sublicense, as the case may be, its discoveries, improvements or inventions.

                  5.6 (a) In the event uses or indications for COMPOUND outside the FIELD are identified by HMRI, TITAN or NOVARTIS, NOVARTIS shall notify TITAN of such other uses or indications if identified by NOVARTIS, and TITAN shall notify NOVARTIS of such other uses or indications if identified by HMRI or TITAN. If so desired by NOVARTIS, TITAN shall transfer to NOVARTIS, TITAN's right of first negotiation under Section 5.6 of the License Agreement, for a separate license from HMRI to develop and commercialize such other uses and indications under terms to be negotiated in good faith at such time. Such right of first negotiation shall mean that HMRI shall offer to NOVARTIS the right to develop and commercialize such uses and indications under a separate license, the financial terms of which may be no less favorable than the financial terms provided for in the License Agreement, except that NOVARTIS shall not be required to pay to HMRI or TITAN any upfront license fees or milestone payments. If TITAN has transferred to NOVARTIS such right of first negotiation, HMRI and NOVARTIS shall negotiate in good faith for a period of ninety (90) days and, if the parties are unable to enter into a separate definitive written agreement regarding such license by the end of such ninety (90) day period, HMRI or an AFFILIATE shall be free to develop and commercialize such other use or indication itself or to enter

                                                                    CONFIDENTIAL

into a license or other agreement with TITAN or a THIRD PARTY, and shall have no further obligations to negotiate with NOVARTIS or further license obligations with respect thereto.

                           (b) If  NOVARTIS  acquires  the right to develop  and
commercialize a use or indication outside the FIELD for the COMPOUND pursuant to
Section 5.6(a), this Sublicense Agreement shall be amended by the parties to include such other use or indication, such that the FIELD will be expanded to include such other use or indication, and NOVARTIS will be obligated to develop and commercialize such other use or indication in the TERRITORY to the extent required under this Sublicense Agreement.

                           (c) To the extent TITAN acquires the right to develop
and commercialize a use or indication outside the FIELD for the COMPOUND under the License Agreement, such other use or indication will be offered first to NOVARTIS for the TERRITORY. If NOVARTIS accepts such offer, the parties will negotiate in good faith an amendment to this Sublicense Agreement to include such other use or indication, such that the FIELD will be expanded to include such other use or indication, and NOVARTIS will be obligated to develop and commercialize such other use or indication in the TERRITORY to the extent required under this Sublicense Agreement. If NOVARTIS does not accept such other use or indication, TITAN will be free to offer such other use or indication to a THIRD PARTY, even in the TERRITORY, without further obligation to NOVARTIS with respect to such other use or indication; provided, however, that TITAN, if requested and with the support of NOVARTIS, will use reasonable efforts to ensure that such "new product" can be commercially differentiated in such a way (formulation, dosage, delivery system and/or other measures of distinctiveness) as to discourage interchangeability and free substitution

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                                                                    CONFIDENTIAL

between such "new product" and PRODUCT on the marketplace. If a license to such other use or indication is granted to a THIRD PARTY, it will be limited solely to such other use or indication, and the THIRD PARTY licensee will not have the right to develop or sell COMPOUND in the FIELD in the TERRITORY during the term of this Sublicense Agreement.

                           (d) If neither TITAN nor NOVARTIS  acquires the right
to develop and commercialize such other use or indication outside the FIELD for COMPOUND under the License Agreement, HMRI or an AFFILIATE shall be free to develop and commercialize such other use or indication itself or to enter into a license or other agreement with a THIRD PARTY, and shall have no further obligations to negotiate with TITAN or NOVARTIS or further license obligations with respect thereto.

                  5.7 In  addition  to that  which  is  required  under  Section
5.4(a), NOVARTIS shall provide to TITAN regular written reports at least every six (6) months setting forth significant developments and improvements, including the status and progress of the development and/or registration activities, that affect COMPOUND or PRODUCT.

                  5.8 NOVARTIS, or its SUBLICENSEES, shall promptly advise TITAN in writing upon the submission and filing for government regulatory approval to manufacture and market PRODUCT, and upon the receipt of government regulatory approval to market PRODUCT, in each case in each country in the TERRITORY, and shall commence marketing PRODUCT in such country in accordance with Section 5.3.

                  5.9 Subject to applicable laws and regulations, labeling on all PRODUCT sold by or on behalf of NOVARTIS pursuant to this Sublicense Agreement, and all advertising,

                                                                    CONFIDENTIAL

marketing and promotional materials used in connection therewith, will identify TITAN as the licensor of the PRODUCT.

                  5.10 If at any time during the term hereof a product is developed by NOVARTIS or any of its AFFILIATES or SUBLICENSEES, which product contains COMPOUND and one or more other pharmaceutically active ingredients for use in the FIELD (a "Combination Product"), TITAN shall negotiate in good faith with HMRI an amendment to the License Agreement, which amendment will provide, inter alia, for how royalties to be paid by TITAN to HMRI for NET SALES of such Combination Product will be calculated and for how long such royalties shall be paid. After such amendment to the License Agreement has been executed by TITAN and HMRI, this Sublicense Agreement shall be similarly amended by TITAN and NOVARTIS to provide for such Combination Product.

         6. EXCHANGE OF INFORMATION AND CONFIDENTIALITY.

                  6.1 Upon the signing of this Sublicense Agreement, TITAN shall deliver to NOVARTIS, all available KNOW-HOW, documents, information and data which is owned or controlled by TITAN and its AFFILIATES, which may be reasonably expected to assist NOVARTIS in developing, registering, manufacturing and marketing COMPOUND and PRODUCT in the TERRITORY. After the execution of this Sublicense Agreement, there shall be a sixty (60) day transition period during which TITAN shall provide, at its own cost, reasonable resources, expertise, and documents to effectively transfer the KNOW-HOW and development activity to NOVARTIS. Upon TITAN's receipt of the upfront license fee referred to in Section 3.1(a) hereof, NOVARTIS and TITAN each shall promptly provide written notification to the FDA that TITAN

                                                                    CONFIDENTIAL

assigns and that NOVARTIS assumes sponsorship of the U.S. IND No. 36,827 (as specified in 21 CFR 314.72). Within ten (10) days after the date of such written notification, TITAN shall transfer the U.S. IND for COMPOUND or PRODUCT to NOVARTIS. Until such transfer is made, NOVARTIS shall have the right to make reference to such COMPOUND or PRODUCT owned or controlled by TITAN or its AFFILIATES. Furthermore, upon TITAN's receipt of the upfront license fee referred to in Section 3.1(a), TITAN shall arrange for the transfer by HMRI to NOVARTIS of Canadian IND Control No. 27740.

                  6.2 NOVARTIS shall have EXCLUSIVE use, subject to the terms of this Sublicense Agreement and in particular Section 2.3, of all KNOW-HOW, documents, information, data and material for the development, registration, manufacture and marketing of COMPOUND and PRODUCT for use in the FIELD in the TERRITORY. HMRI (under the License Agreement), TITAN and their respective AFFILIATES shall keep confidential all KNOW-HOW, documents, information and data in their possession or received from or generated by or on behalf of NOVARTIS that is not already in the public domain relating to COMPOUND and PRODUCT regarding the use in the FIELD with the same level of care TITAN uses for its own confidential information. Upon TITAN's request during the term of this Sublicense Agreement, NOVARTIS shall deliver to TITAN a copy of all such information and data in a form to be mutually agreed upon, within thirty (30) days after TITAN's request, it being understood and agreed that any and all such information and data will be made available by TITAN to HMRI, upon HMRI's request.

                  6.3 Subject to the confidentiality obligations of this Article 6, NOVARTIS shall make available and HMRI and TITAN shall be able to freely use KNOW-HOW and documents,

                                                                    CONFIDENTIAL

information and data relating to COMPOUND and/or PRODUCT disclosed or generated by NOVARTIS, its AFFILIATES and SUBLICENSEES and applications for government approvals (United States or EUROPEAN UNION), reports on the status and progress of the development of COMPOUND or PRODUCT and the like in any country(ies) deleted from the TERRITORY and as to which this Sublicense Agreement has been terminated pursuant to the terms hereof. Furthermore, if TITAN grants a sublicense(s) to a THIRD PARTY(IES) for Japan, NOVARTIS agrees to share with such THIRD PARTY(IES) any data and information (including pre-clinical and clinical results) requested by such THIRD PARTY (IES) that have been generated by or on behalf of NOVARTIS regarding the COMPOUND and PRODUCT and all regulatory submissions relating thereto, but only to the extent such THIRD PARTY(IES) agree to share with NOVARTIS, if requested, all such similar data and information generated by or on behalf of such THIRD PARTY(IES); provided, however, that should NOVARTIS or such THIRD PARTY(IES) submit to any regulatory agency(ies) said data generated by the other, or modifications thereof, the benefiting party shall compensate the party supplying said data, for the supplying party's contributions to the data required for the benefiting party's regulatory submissions, which compensation shall be agreed to in good faith.

                  6.4 During the period of time during which NOVARTIS is obligated to pay royalties hereunder and for seven (7) years thereafter, irrespective of any termination with respect to a particular country or countries in the TERRITORY, NOVARTIS shall not reveal or disclose to THIRD PARTIES or use for any purpose other than to perform its obligations herein any Confidential Information (as defined below) without first obtaining the written consent of TITAN,

                                                                    CONFIDENTIAL

except as may be otherwise provided herein, or for securing essential or desirable authorizations, privileges, licenses, registration or rights from governmental agencies, or is required to be disclosed to a governmental agency or is necessary to file or prosecute PATENT applications concerning COMPOUND or PRODUCT or to carry out any litigation concerning COMPOUND or PRODUCT; provided, however, that NOVARTIS notifies TITAN in writing in a reasonably sufficient time frame prior to making such disclosure that NOVARTIS intends to make such disclosures and the details thereof, and NOVARTIS seeks confidential treatment where available of such Confidential Information from such governmental agencies. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge through no fault of NOVARTIS', or is already in the possession of NOVARTIS as evidenced by written records, or is disclosed to NOVARTIS by a THIRD PARTY having the right to do so, or is subsequently and independently developed by employees of NOVARTIS or its AFFILIATES who had no knowledge of the Confidential Information. NOVARTIS shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted. As used herein, "Confidential Information" means, any confidential or proprietary information of HMRI or TITAN or their AFFILIATES, including any present or future formulas, research project, work in process, inventions, procedures, development, scientific, engineering, manufacturing, marketing, business or financial plan or records, products, sales, suppliers, customers, or investors, whether such confidential or proprietary information is in oral, written, graphic or electronic form (including all copies in whole or in part of any of the foregoing) and which derives value from being known to the disclosure or owner.

                                                                    CONFIDENTIAL

                  6.5 After transfer of the United States and Canadian INDs to NOVARTIS under Section 6.1, TITAN and NOVARTIS shall cooperate with respect to the exchange of adverse event and safety information associated with COMPOUND and PRODUCT, and such information shall be coordinated by NOVARTIS' central Clinical Safety and Epidemiology organization. Details of the obligations of the parties with respect to reporting such information to each other, and processing of this data shall be covered in an addendum following execution of this Sublicense Agreement.

                  6.6 Nothing herein shall be construed as preventing NOVARTIS from disclosing any information received from TITAN to an AFFILIATE, SUBLICENSEE, distributor, contractor, agent, consultant, legal counsel or other THIRD PARTY involved in the development, manufacture, marketing, promotion or sale of COMPOUND or PRODUCT, provided such AFFILIATE or SUBLICENSEE or other THIRD PARTY has undertaken a similar obligation of confidentiality with respect to the Confidential Information.

                  6.7 In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of NOVARTIS based on the insolvency or bankruptcy of NOVARTIS, NOVARTIS shall promptly notify the court or other tribunal (i) that Confidential Information received from TITAN remains the property of HMRI or TITAN, or their respective AFFILIATES, as the case may be, and (ii) of the confidentiality obligations under this Sublicense Agreement. In addition, NOVARTIS shall, to the extent permitted by law, take all steps reasonably necessary or desirable to maintain the confidentiality of the Confidential Information of HMRI or TITAN, as the case may be, and to

                                                                    CONFIDENTIAL

ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Sublicense Agreement.

                  6.8 No public announcement or other disclosure to THIRD PARTIES concerning the existence of or terms of this Sublicense Agreement shall be made, either directly or indirectly, by either party to this Sublicense Agreement, except as may be legally required, without first obtaining the approval of the other party, which approval shall not be unreasonably withheld, and shall be given within a reasonable time. The party desiring to make any such public announcement or other disclosure shall provide the other party with a written copy of the proposed announcement or disclosure in sufficient time prior to proposed public release, to allow such other party to comment upon the nature, text and timing of such announcement or disclosure, prior to proposed public release.

                  6.9 Neither party shall submit for written or oral publication any manuscript, abstract or the like which includes KNOW-HOW, data or other information generated and/or provided by HMRI, TITAN or NOVARTIS pursuant to this Sublicense Agreement without first obtaining the prior written consent of the party generating or providing such information, which consent shall not be unreasonably withheld. The contribution of each party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

         7. TITAN SUPPLY OF COMPOUND AND PRODUCT TO NOVARTIS.

                  7.1 TITAN shall supply COMPOUND and PRODUCT to NOVARTIS under the following conditions:

                                                                    CONFIDENTIAL

                           (a)  Within a  reasonable  period  of time  after the
effective date of this Sublicense Agreement as agreed to by the PARTIES in good faith, TITAN will, at no cost to NOVARTIS, arrange for the transfer by HMRI to NOVARTIS, to a single site to be designated by NOVARTIS, all quantities of unmilled COMPOUND available as of the effective date of this Sublicense Agreement at HMRI, Frankfurt, Germany. The PARTIES recognize, however, that a portion of the COMPOUND, not to exceed one hundred (100) kilograms, must be reserved for use by TITAN's sublicensee for Japan, subject to Section 7.1(d).

                           (b) At no cost to NOVARTIS,  TITAN will arrange, upon
written request by NOVARTIS, for the transfer to a single site in the United States to be designated by NOVARTIS, of all quantities of COMPOUND and PRODUCT available as of the effective date of this Sublicense Agreement at Bio-Pharm Pharmaceutics Services, Ft. Washington, Pennsylvania.

                           (c)  The  PARTIES  will  agree  in  good  faith  on a
procedure which will allow NOVARTIS to transfer COMPOUND and PRODUCT to Japan for use by the Japanese sublicensee.

                           (d) Title to, and risk of loss with  respect  to, all
COMPOUND and PRODUCT supplied by TITAN to NOVARTIS under this Section 7.1 shall pass to NOVARTIS upon the receipt of such COMPOUND and PRODUCT by NOVARTIS or its designee at its point of delivery; provided that with respect to the one hundred (100) kilograms of COMPOUND reserved for use by TITAN's SUBLICENSEE for Japan under Section 7.1(a), NOVARTIS shall not be liable for any loss of such COMPOUND except where such loss is the result of NOVARTIS' negligence or willful misconduct.

                                                                    CONFIDENTIAL

                           (e)  TITAN   shall   provide  to   NOVARTIS  an  HMRI
certificate of analysis for any shipment of COMPOUND or PRODUCT.

                           (f) All  COMPOUND  and  PRODUCT  supplied by TITAN to
NOVARTIS for clinical trials will conform to the IND specifications therefor as well as all laws and regulatory requirements, including current Good
Manufacturing Practices, applicable to the COMPOUND and PRODUCT when used in said clinical trials in accordance with said IND.

                  7.2 TITAN shall provide information and assistance to NOVARTIS with respect to COMPOUND and PRODUCT as follows:

                           (a) Within  sixty (60) days after the full  execution
and delivery of this Sublicense Agreement, TITAN shall deliver to NOVARTIS any and all KNOW-HOW, documentation, data and other information owned or controlled by TITAN and its AFFILIATES, that NOVARTIS may reasonably require for the manufacture of COMPOUND and PRODUCT. Such information shall include without limitation the specifications for COMPOUND and PRODUCT and methods of analysis for testing COMPOUND and PRODUCT, as currently described within the IND regulatory documentation, including Chemistry-Manufacturing/Controls (CMC) information amendments and the technology transfer file.

                           (b)  TITAN  shall  arrange  for  HMRI to  provide  to
NOVARTIS or its designated THIRD PARTY assistance for the transfer of manufacturing technology, through documentation, consultation and face-to-face meetings, to enable NOVARTIS or such THIRD PARTY to proceed with development of commercial-scale manufacturing. If requested by NOVARTIS or such THIRD PARTY, TITAN shall visit the designated commercial manufacturing

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                                                                    CONFIDENTIAL

facility,  with the limitation of three (3) visits, not to exceed a total of ten
(10) business days, for which NOVARTIS shall bear all the costs of reasonable travel and other out-of-pocket expenses.

                  7.3 HMRI has represented and warranted to TITAN, and TITAN has relied in good faith upon such representation and warranty that:

                           (a) all COMPOUND and PRODUCT supplied hereunder shall
meet the specifications therefor at the time COMPOUND and PRODUCT are delivered to NOVARTIS or its designee;

                           (b) all COMPOUND and PRODUCT supplied hereunder shall
be manufactured, stored and shipped in accordance with GMPs and all other applicable laws and regulations; and

                           (c)  none  of  the   COMPOUND  or  PRODUCT   supplied
hereunder shall be adulterated or misbranded as provided for under applicable laws and regulations.

                  7.4 TITAN represents and warrants that:

                           (a) the  specifications  for COMPOUND and PRODUCT are
consistent with those set out in the INDs sponsored by TITAN; and

                           (b) as of the date of this Sublicense Agreement,  the
raw materials for the manufacture of COMPOUND are readily available in the marketplace.

                  7.5 NOVARTIS shall return to HMRI all unused COMPOUND or PRODUCT supplied by TITAN to NOVARTIS hereunder.

         8. PATENT PROSECUTION; MAINTENANCE AND EXTENSION; INFRINGEMENT.

                                                                    CONFIDENTIAL

                  8.1 HMRI shall be responsible for the filing, prosecution (including oppositions) and maintenance of the PATENTS at HMRI's expense. For so long as the license grants set forth in Article 2 remain in effect, HMRI agrees to file and prosecute and maintain the PATENTS in the TERRITORY, provided that the foregoing is subject to HMRI's reasonable business judgment. TITAN shall keep NOVARTIS informed, to the same extent HMRI keeps TITAN informed, of important issues relating to the preparation, filing, prosecution and maintenance of such patent applications and patents. NOVARTIS, through TITAN, shall have the right to comment on HMRI's preparation, filing, prosecution and maintenance of patent applications and PATENTS, and HMRI shall give due consideration to NOVARTIS' comments, but HMRI shall make all decisions regarding same.

                  8.2 If HMRI elects not to seek patent protection in countries listed in Appendix F or to maintain patent protection on PATENTS listed in Appendix A in any country in the TERRITORY to the extent that PATENTS claim COMPOUND or PRODUCT (or formulations, use or manufacture thereof), NOVARTIS shall have the right, at its option and at HMRI's expense, which expense must be approved in advance by HMRI (approval which shall not be unreasonably withheld), to file, prosecute (including oppositions) and maintain any such patent applications and patents in HMRI's name, and any patent issued therefrom shall be owned by HMRI. TITAN shall advise NOVARTIS of HMRI's decision not to seek or maintain patent protection in a reasonably timely manner. In the event that a PATENT is issued covering COMPOUND or PRODUCT in any country in the TERRITORY under the conditions of this Section 8.2, NOVARTIS shall pay directly to HMRI a three percent (3%) royalty on NET SALES of PRODUCT in such country, for a period

                                                                    CONFIDENTIAL

of five (5) years from the date of such patent issuance in such country, in recognition of HMRI's KNOW-HOW and manufacturing rights and the right to make and sell COMPOUND or PRODUCT in such country. Legal fees and expenses, as confirmed by HMRI, incurred by NOVARTIS shall be deducted from the royalty paid to HMRI.

                  8.3 Each of HMRI, TITAN and NOVARTIS shall make available to the other, its employees, agents, subcontractors or consultants (including its authorized attorneys) to the extent reasonably necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents subject to this Sublicense Agreement to the extent that PATENTS claim COMPOUND or PRODUCT (or formulations, use or manufacture thereof). Where appropriate, each of HMRI, TITAN and NOVARTIS shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.

                  8.4 Promptly after it is notified by HMRI, TITAN shall notify NOVARTIS in writing of (a) the issuance of each PATENT giving the date of issue and patent number for each patent, and (b) each notice pertaining to any PATENT which HMRI receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, or other similar laws now or hereafter in effect which extend the PATENT life, or pursuant to comparable laws or regulations in other countries in the TERRITORY. At HMRI's expense, HMRI, TITAN and NOVARTIS shall cooperate with each other in applying for patent term extensions (including Supplementary Protection Certificate in EUROPEAN UNION member states) where applicable in any country of the TERRITORY. HMRI shall have full responsibility and authority in the decisions regarding filing for the foregoing PATENT extensions at its own expense although NOVARTIS,

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                                                                    CONFIDENTIAL

through TITAN, shall be consulted and its opinions given due consideration in such decision-making process. If HMRI elects not to pursue extension of any PATENTS, NOVARTIS shall have the right (but not the obligation) to apply for such extension in HMRI's name and at NOVARTIS' expense, and HMRI shall reasonably cooperate in the filing and procurement thereof.

                  8.5 Except as otherwise expressly provided in this Sublicense Agreement, under no circumstances shall a party hereto, as a result of this Sublicense Agreement, obtain any ownership interest in or other right to any technology, KNOW-HOW, patents, pending patent applications, products, or biological material of the other party, or HMRI, including items owned, controlled, discovered, invented or developed by the other party, or HMRI, or transferred by the other party or HMRI to said party, at any time pursuant to this Sublicense Agreement which is not a direct result of the study, KNOW-HOW and experimentation of COMPOUND and PRODUCT. It is understood and agreed that this Sublicense Agreement does not grant NOVARTIS any license to other uses for COMPOUND or PRODUCT outside the FIELD.

                  8.6 Each of NOVARTIS, TITAN and HMRI shall promptly, but in any event no later than ten (10) business days after receipt of notice of such action, notify the other in writing of any PATENT nullity actions, any declaratory judgment actions or any alleged or threatened infringement of PATENTS or misappropriation of intellectual property comprising PATENTS, or if NOVARTIS, HMRI or TITAN, or any of their respective AFFILIATES or SUBLICENSEES, shall be individually named as a defendant in a legal proceeding by a THIRD PARTY alleging infringement of a patent or other intellectual property right of such THIRD PARTY as a result of

                                                                    CONFIDENTIAL

the  manufacture,   production,   use,   development,   marketing,   selling  or
distribution of COMPOUND or PRODUCT, or of any information or notification regarding the PATENTS.

                  8.7 HMRI shall have the first right to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings by a THIRD PARTY alleging infringement described in Section 8.6. In the event HMRI elects to do so, NOVARTIS will cooperate with HMRI and its legal counsel, join in such suits as may be brought by HMRI, and be available at HMRI's reasonable request to be an expert witness or otherwise to assist in such proceedings and at HMRI's expense. Through TITAN, HMRI will cooperate with NOVARTIS and its legal counsel and keep NOVARTIS and its counsel reasonably informed at all times as to the status of HMRI's response or defense.

                  8.8 In the event that HMRI elects to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings by a THIRD PARTY claiming infringement described in Section 8.6 hereof, then:

                           (a) legal fees and other  costs and  expenses of HMRI
associated with such response or defense shall be paid by HMRI;

                           (b)  legal   fees  and  other   costs  and   expenses
associated with such response or defense incurred by NOVARTIS at HMRI's request, shall be paid by HMRI;

                           (c)  costs  of  acquiring   THIRD  PARTY  patents  or
licenses and any settlement, court award, judgment or other damages shall be paid by HMRI to such THIRD PARTIES out of royalties projected to be received from NOVARTIS (either directly or through TITAN); provided, however, HMRI shall not be obligated to pay for any patents or licenses for uses

                                                                    CONFIDENTIAL

of COMPOUND or PRODUCTS not disclosed in PATENTS as of the date of the execution of the License Agreement; and

                           (d) any  amounts  recovered  from  THIRD  PARTIES  in
connection with such response or defense shall be applied fifty percent (50%) to NOVARTIS (through TITAN), and fifty percent (50%) to HMRI, subject first to reimbursement of expenses of HMRI, NOVARTIS and TITAN.

                  8.9 In the event that HMRI elects not to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings by a THIRD PARTY alleging infringement described in Section 8.6 hereof or HMRI abandons any such action, TITAN shall notify NOVARTIS promptly after receiving notification from HMRI of such actions, challenges, infringements, misappropriations, proceeding or HMRI's decision to abandon any such action. In such event, NOVARTIS shall have the option to respond, defend or prosecute such action at NOVARTIS' sole cost, provided that HMRI shall cooperate with and provide assistance to NOVARTIS at HMRI's expense. All amounts recovered from any THIRD PARTY shall be applied fifty percent (50%) to NOVARTIS and fifty percent (50%) to HMRI, subject first to reimbursement of expenses of HMRI, NOVARTIS and TITAN.

                  8.10 In the event that HMRI and NOVARTIS mutually agree that it is desirable for HMRI to acquire any THIRD PARTY patent or license in connection with the development or manufacture of COMPOUND or PRODUCT covered by PATENTS in the TERRITORY, then the costs of acquiring such THIRD PARTY patent or license shall be paid by HMRI to such THIRD PARTIES out of royalties received from NOVARTIS (either directly or through TITAN). HMRI

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                                                                    CONFIDENTIAL

shall not be obligated to pay for any patents or licenses for uses of COMPOUND or PRODUCT not disclosed in PATENTS as of the date of the execution of the License Agreement.

                  8.11 NOVARTIS recognizes that HMRI has reserved certain rights in the patents set forth in Appendix A and that there may be a legitimate dispute between the parties whether a legal action should be brought against a THIRD PARTY which could effect HMRI's reserved rights under those patents and NOVARTIS' sublicense rights under this Sublicense Agreement. In the event that there is a dispute between NOVARTIS and HMRI regarding whether there is an infringement of PATENTS by a THIRD PARTY and therefore whether a legal action should be initiated, NOVARTIS and HMRI shall submit the issue to a disinterested, competent and experienced patent attorney reasonably acceptable to NOVARTIS and HMRI to determine whether or not there is an infringement and legal actions should be taken. If NOVARTIS and HMRI cannot agree on the selection of such a patent attorney, then NOVARTIS and HMRI shall each select a patent attorney and those selected patent attorneys shall select a mutually acceptable patent attorney. That selected patent attorney shall determine whether or not there is an infringement and legal action should be taken and then NOVARTIS and HMRI may decide whether or not to initiate a legal action as described by this Article 8. The compensation to, and expenses of, such patent attorney shall be borne by the losing party.

         9. STATEMENTS AND REMITTANCES.

                  9.1 NOVARTIS shall keep, and require its AFFILIATES and SUBLICENSEES to keep complete and accurate records of all NET SALES of PRODUCT under the sublicenses granted herein. HMRI and TITAN shall have the right, at their expense, through a certified public accountant or like independent person reasonably acceptable to NOVARTIS , and following reasonable notice, to examine such records under conditions of confidentiality during regular business hours during the period of time during which royalties are due and payable hereunder and for two (2) years thereafter; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years; and provided further, that such accountant shall report to HMRI and TITAN only as to the accuracy of the NET SALES computation and royalty statements and payments. It is agreed that if this Sublicense Agreement is terminated with respect to a particular country(ies), then HMRI's and TITAN's examination rights shall continue with respect to sales of PRODUCT in such country(ies) only for a period of two (2) years after the termination of sublicense rights in that country. Copies of all such accountant's reports shall be supplied to NOVARTIS .

                  9.2 Within forty-five (45) days after the close of each calendar quarter, NOVARTIS shall deliver to TITAN a true accounting of all PRODUCT sold by NOVARTIS , its AFFILIATES and SUBLICENSEES during such quarter and shall at the same time pay all earned royalties due. Such accounting shall show NET SALES of PRODUCT on a country-by-country and product-by-product basis and such other particulars as are reasonably necessary for accounting of the royalties payable hereunder.

                  9.3 Any tax paid or required to be withheld by NOVARTIS on account of royalties payable by NOVARTIS under this Sublicense Agreement shall be indicated on the accounting described in Section 9.2 hereof and deducted from the amount of royalties otherwise due. NOVARTIS shall secure and send to TITAN or HMRI, as the case may be, proof of any such taxes

                                                                    CONFIDENTIAL

withheld and paid by NOVARTIS. Any withholding or other tax arising on or following permitted assignment of this Sublicense Agreement by NOVARTIS or a SUBLICENSEE shall be for the account of and paid by NOVARTIS .

                  9.4 Unless otherwise indicated herein, and subject to foreign exchange regulations then prevailing, to the extent free conversion from local currency to United States dollars is permitted, all payments and royalties payable under this Sublicense Agreement shall be paid in cash in U.S. dollars by wire transfer in accordance with Section 3.2 hereof. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of NOVARTIS to pay royalties on sales in that country shall be suspended until such remittances are possible, but such royalties shall accrue as an accounts payable by NOVARTIS to TITAN or HMRI, as the case may be. TITAN or HMRI, as the case may be, shall have the right, upon giving written notice to NOVARTIS, to receive payment in that country in local currency.

                  9.5 Royalty payments and NET SALES shall be calculated on the basis of NOVARTIS' quarterly standard account of internal sales which represents the conversion of all local currency sales for a calendar quarter into Swiss francs at the average exchange rate (as routinely derived via NOVARTIS' standard methodology) for such calendar quarter in which the sales are recorded. The exchange rate between the Swiss franc and the U.S. dollar for the quarterly royalty payments to TITAN or HMRI (as the case may be) shall be the exchange rates published in the Foreign Exchange column of The Wall Street Journal, New York edition, or other qualified source mutually acceptable to the parties on the last business day of the calendar quarter for which the royalties are being paid. Notwithstanding the foregoing, if there is a difference between any amount

                                                                    CONFIDENTIAL

that NOVARTIS pays to TITAN or HMRI (as the case may be) under Sections 3.3, 3.4 or 3.5, and the amount that TITAN is required to pay to HMRI under the License Agreement (which difference arises as a result of using the method for calculating royalties that are due and payable under this Section 9.5, and the method for calculating such royalties under Section 9.5 of the License Agreement), the shortfall or excess (as the case may be) in royalty payments made by NOVARTIS under this Section 9.5 shall be paid by NOVARTIS to HMRI or TITAN (as the case may be) in the case of a shortfall, and by TITAN to NOVARTIS in the case of an excess payment by NOVARTIS to TITAN under Section 3.3 or 3.5.

         10. TERM AND TERMINATION.

                  10.1 (a) NOVARTIS will have the right to terminate the sublicense for the TERRITORY or on a country-by-country basis for major problems associated with PRODUCT as reasonably determined by NOVARTIS . For this purpose "major problems" are ones which would substantially negatively impact PRODUCT's chances for successful development, registration and/or commercialization in the TERRITORY or such country, as applicable; and would include, but not be limited to, major safety issues, lack of efficacy, unacceptable pharmaceutical properties or extraordinary unforeseen competitive developments which, in each case, would have the substantial negative impact referred to above.

                           (b)  In  the  event  of  termination  in  the  entire
TERRITORY by NOVARTIS pursuant to this Section 10.1, NOVARTIS shall, within thirty (30) days of such termination, return to TITAN any and all information and data (including new information and data) relating to the COMPOUND and PRODUCT, whether generated by or on behalf of TITAN, HMRI or

                                                                    CONFIDENTIAL

NOVARTIS, and make no further use thereof. Additionally, in such event, this Sublicense Agreement shall terminate in its entirety and the sublicense granted hereunder shall revert back to TITAN. TITAN shall retain all upfront license fees and milestone payments it had received up to the date of termination if, and only if, termination was not due to any misrepresentations, omissions (of information owned or controlled by HMRI or its AFFILIATES or TITAN or its AFFILIATES as of the date hereof) or falsifications with respect to such KNOW-HOW, information or data or fraud by HMRI or its AFFILIATES or TITAN or its AFFILIATES, in which case, subject to the following sentence, TITAN shall repay to NOVARTIS, within ninety-five (95) days of such termination, that portion of the upfront license fee and milestone payments TITAN had received from NOVARTIS up to the date of such termination (including in the form of NOVARTIS' purchase of TITAN convertible preferred stock). In the case of misrepresentations, omissions (of information owned or controlled by HMRI or its AFFILIATES as of the date hereof) or falsifications with respect to such KNOW-HOW, information or data or fraud only by HMRI or its AFFILIATES, and a termination of the License Agreement pursuant to Section 10.1 of the License Agreement, TITAN shall be obligated to make the foregoing repayments to NOVARTIS if, and only if, HMRI has repaid the upfront license fee and milestone payments to TITAN under Section
10.1 of the License Agreement.

                  10.2 In the event the development of COMPOUND and PRODUCT is terminated altogether by NOVARTIS by or before January 1, 1998, for reasons other than those described in Section 10.1, then this Sublicense Agreement shall terminate in its entirety and the sublicense granted hereunder shall revert back to TITAN. TITAN shall retain all upfront license fees it had

THE INFORMATION BELOW, MARKED BY * AND [ ], HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTION HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    CONFIDENTIAL

received up to the date of termination and NOVARTIS shall also pay a [ * ] penalty payment to TITAN if, and only if, termination was not due to any misrepresentations, omissions (of information owned or controlled by HMRI or its AFFILIATES or TITAN or its AFFILIATES as of the date hereof) or falsifications with respect to KNOW-HOW, information or data or fraud by HMRI or its AFFILIATES or TITAN or its AFFILIATES, in which case, subject to the following sentence, TITAN shall repay to NOVARTIS, within ninety-five (95) days of such termination, that portion of the upfront license fee and milestone payments TITAN had received from NOVARTIS up to the date of such termination (including in the form of NOVARTIS' purchase of TITAN convertible preferred stock). In the case of misrepresentations, omissions (of information owned or controlled by HMRI or its AFFILIATES as of the date hereof) or falsifications with respect to KNOW-HOW, information or data or fraud only by HMRI or its AFFILIATES, and a termination of the License Agreement pursuant to Section 10.2 of the License Agreement, TITAN shall be obligated to make the foregoing repayments to NOVARTIS if, and only if, HMRI has repaid the upfront license fee and milestone payments to TITAN under Section 10.2 of the License Agreement.

                  10.3 Unless otherwise terminated, this Sublicense Agreement shall expire on a country-by-country basis upon the expiration of NOVARTIS' obligation to pay royalties under this Sublicense Agreement in each such country. Expiration of this Sublicense Agreement under this provision shall not preclude NOVARTIS, its AFFILIATES and SUBLICENSEES from continuing directly or indirectly to manufacture COMPOUND and market and sell PRODUCT and to use KNOW-HOW without further royalty payments.

                                                                    CONFIDENTIAL

                  10.4 In the event there is a change in the control of NOVARTIS, NOVARTIS shall give TITAN thirty (30) days written notice of such event and that the development and commercialization of COMPOUND and PRODUCT will continue per the terms of this Sublicense Agreement.

                  10.5 (a) If either party materially defaults in its performance of this Sublicense Agreement and if such default is not corrected or if the party in default is not exercising reasonably diligent efforts to cure such default within ninety (90) days after receiving written notice from the other party with respect to such default, or if such default is not correctable within ninety (90) days then such other party shall have the right to terminate this Sublicense Agreement at the end of such period in its entirety by giving written notice to the party in default. In the event NOVARTIS materially defaults in its performance under this Sublicense Agreement with respect to a particular country, then, subject to Section 11.4 hereof, TITAN's right to terminate shall be limited to termination of the sublicense granted hereunder in such country only.

                           (b) If TITAN  materially  defaults in its performance
of the License Agreement, then NOVARTIS shall have the right but not the obligation to correct or cure such default in the place of TITAN at NOVARTIS' own cost and expense within the ninety (90) day period provided for in Section
10.5 of the License Agreement without prejudice to any other rights NOVARTIS may have under this Sublicense Agreement, provided that (i) NOVARTIS notifies TITAN in writing of NOVARTIS' election to do so, and (ii) NOVARTIS' correction or cure of such default does not increase TITAN's liability under the License Agreement.

                           (c) It is agreed  that a  material  default  by TITAN
under the License Agreement shall be a material default by TITAN under this Sublicense Agreement.

                  10.6 Subject to applicable bankruptcy laws, either party may terminate this Sublicense Agreement if, at any time, the other party shall file in any court pursuant to any statute of the United States or of any individual state or foreign country, a voluntary petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if the other party shall propose or be a party to any dissolution, or if the other party shall make an assignment for the benefit of creditors.

                           (a) Without  limitation,  NOVARTIS' rights under this
Sublicense Agreement shall include those rights afforded by 11 U.S.C. Section 365(n) of the United States Bankruptcy Code and any successor thereto (the "Code"). If the bankruptcy trustee of TITAN as a debtor or debtor-in-possession rejects this Sublicense Agreement under 11 U.S.C. Section 365(n) of the Code, NOVARTIS may elect to retain its rights sublicensed from TITAN hereunder (and any other supplementary agreements hereto) for the duration of this Sublicense Agreement and avail itself of all rights and remedies to the full extent contemplated by this Sublicense Agreement and 11 U.S.C. Section 365(n) of the Code, and any other relevant sections of the Code and other relevant non-bankruptcy law.

         11. RIGHTS AND DUTIES UPON TERMINATION.

                                                                    CONFIDENTIAL

                  11.1 Upon termination of this Sublicense Agreement, TITAN shall have the right to retain any sums already paid by NOVARTIS hereunder, and NOVARTIS shall pay all sums accrued hereunder which are then due except as otherwise defined in this Sublicense Agreement.

                  11.2 Upon early termination of this Sublicense Agreement in its entirety under Sections 10.1 or 11.6 or with respect to any country, or due to a breach hereof by NOVARTIS, NOVARTIS shall notify TITAN of the amount of PRODUCT that NOVARTIS, its AFFILIATES and SUBLICENSEES then have on hand for sale in each country, the sale of which would, but for the termination, be subject to royalty, and NOVARTIS , its AFFILIATES and SUBLICENSEES shall thereupon be permitted to sell that amount of PRODUCT, provided that NOVARTIS shall pay the royalty thereon to TITAN or HMRI, as the case may be, at the time herein provided for.

                  11.3 Expiration or termination of this Sublicense Agreement or termination on a country-by-country basis shall terminate all outstanding obligations and liabilities between the parties arising from this Sublicense Agreement except those described in Sections 6.2 (with sole respect to TITAN confidentiality) 6.3, 6.4, 6.5, 6.6, 6.8, 9.1, 9.2, 10.1(b), 10.2, 10.3, 11.1,
11.2,  11.4,  11.5,  11.6, 12.5, 12.6, 12.7, 14.1 and 14.2, which sections shall survive such termination. In addition, any other provision required to interpret and enforce the parties' rights and obligations under this Sublicense Agreement shall also survive, but only to the extent required for the full observation and performance of the surviving obligations under this Sublicense Agreement.

                  11.4 Except as otherwise specifically provided for herein, termination, in whole or in part, of the Sublicense Agreement in accordance with the provisions hereof shall not limit remedies to the parties which may be otherwise available in law or equity, including consequential,

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                                                                    CONFIDENTIAL

incidental or indirect damages (such as loss of sales, profits, or goodwill) arising out of a party's performance or nonperformance under this Sublicense Agreement.

                  11.5 Subject to Section 11.2 and other express provisions hereof, upon early termination of this Sublicense Agreement in its entirety due to breach hereof by NOVARTIS and pursuant to Sections 10.1, 10.2 or 11.6, NOVARTIS' rights in COMPOUND and PRODUCT shall cease, NOVARTIS, its AFFILIATES and SUBLICENSEES shall cease manufacture, development, marketing and sale of COMPOUND and PRODUCT in the TERRITORY, and all originals and copies of KNOW-HOW, data, results and other information collected and/or generated by NOVARTIS, its AFFILIATES and SUBLICENSEES relating to COMPOUND or PRODUCT prior to termination shall be delivered to TITAN within thirty (30) days thereafter, except for one copy thereof which may be retained in NOVARTIS' legal or other appropriately restricted files solely for the purpose of establishing the extent of its obligations hereunder. Any IND or other regulatory filing effected prior to termination shall be assigned by NOVARTIS to TITAN (or its designee(s), which designee could be HMRI), at TITAN's request and expense, if not already assigned to TITAN. NOVARTIS shall provide to TITAN, within thirty (30) days of TITAN 's request, copies of all regulatory correspondence, including, but not limited to, IND Information Amendments, IND Reports, IND Safety Reports, NDA submission, NDA Postmarketing Reports, and reports of written/phone contacts to/from regulatory agencies, as well as the safety database for PRODUCT.

                  11.6 If (a) NOVARTIS is precluded from selling PRODUCT in a particular country(ies) in the TERRITORY by virtue of infringement of THIRD PARTY patent rights, or (b) there is a holding of invalidity or unenforceability of any PATENT, from which no further appeal

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                                                                    CONFIDENTIAL

can be taken, that materially affects NOVARTIS' ability to commercialize PRODUCT in a particular country(ies) in the TERRITORY, NOVARTIS shall have the right (but not the obligation) to terminate this Sublicense Agreement in such country(ies). At NOVARTIS' option, this Sublicense Agreement may be terminated in its entirety if the events described in subsection (a) or (b) of this Section
11.6 occur in the United States and/or,  the EUROPEAN UNION.  Within ninety-five
(95) days of any such termination, subject to the following sentence, TITAN shall repay to NOVARTIS if the Sublicense Agreement has been terminated in its entirety, that portion of the upfront license fee and milestone payments (including in the form of NOVARTIS' purchase of TITAN convertible preferred stock) it has received from NOVARTIS up to the date of termination. In the event the License Agreement is terminated pursuant to Section 11.6 of the License Agreement, TITAN shall be obligated to make the foregoing repayments to NOVARTIS, but only to the extent HMRI has repaid the upfront license fee and milestone payments to TITAN under Section 11.6 of the License Agreement. If this Sublicense Agreement has been terminated only with respect to certain country(ies), the parties shall negotiate in good faith what smaller portion of the upfront license fee and milestone payments TITAN has received from NOVARTIS up to such date shall be repaid to NOVARTIS; provided, however, if the License Agreement has been terminated only with respect to such certain countries under
Section 11.6 of the License Agreement, TITAN shall be obligated to make such repayments to NOVARTIS but only to the extent HMRI has repaid a portion of the upfront license fee and milestone payments to TITAN under Section 11.6 of the License Agreement. If the parties are unable to agree on such smaller portion within ninety (90) days, the issue shall be submitted for determination by arbitration in accordance with Section 14.2.


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         12. WARRANTIES, INDEMNIFICATIONS AND REPRESENTATIONS.

                  12.1 TITAN represents and warrants that to the best of its knowledge at the date of this Sublicense Agreement: (a) all currently issued or pending patents and patent applications owned or controlled by HMRI or its AFFILIATES claiming the COMPOUND or PRODUCT are listed in Appendix A, and (b) HMRI or its AFFILIATES owns or controls the entire right, title and interest in PATENTS and KNOW-HOW. If TITAN becomes aware of any patents or patent applications owned or controlled by HMRI or its AFFILIATES claiming COMPOUND or PRODUCT or manufacture, formulation or use thereof not listed in Appendix A and is within the rights granted to NOVARTIS in this Sublicense Agreement, such patents and patent applications shall be added to Appendix A at no cost to NOVARTIS . TITAN further represents and warrants that to the best of its knowledge as of the date of this Sublicense Agreement: (c) TITAN's written contracts with CROs relating to COMPOUND or PRODUCT that are in effect as of the effective date of this Sublicense Agreement (which contracts are identified in Appendix E) are in full force and effect and neither TITAN nor any of the CROs is in default of any of their obligations under such contracts, (d) the License Agreement is in full force and effect and neither HMRI nor TITAN is in default of any of their obligations thereunder, and (e) subject to obtaining HMRI's prior written consent, TITAN has the legal power, right and authority to enter into this Sublicense Agreement. NOVARTIS represents and warrants that it has the legal power, right and authority to enter into this Sublicense Agreement. TITAN will obtain all assignments or licenses from the patent holder of the PATENTS, to the same extent as TITAN is entitled to receive such assignments or licenses from HMRI under the License Agreement, to provide NOVARTIS with the same degree of exclusivity


                                      -60-
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                                                                    CONFIDENTIAL

in the TERRITORY under the PATENTS as TITAN is granted by HMRI under the License Agreement.

                  12.2 Nothing in this Sublicense Agreement shall be construed as a warranty that PATENTS are valid or enforceable or that their exercise does not infringe any patent rights of THIRD PARTIES. TITAN hereby represents and warrants that it has no present knowledge that (i) PATENTS are invalid or unenforceable, (ii) the exercise of PATENTS infringes any patent rights of THIRD PARTIES, and (iii) THIRD PARTY licenses are necessary for the development, manufacture or commercialization of COMPOUND or PRODUCT. A holding of invalidity or unenforceability of any PATENT, from which no further appeal is or can be taken, shall not affect any obligation already accrued hereunder, but shall only eliminate future royalties otherwise due under such PATENT from the date such holding becomes final.

                  12.3 Each party represents to the other that it is not currently debarred, suspended or otherwise excluded by any U.S. Government agencies from receiving federal contracts.

                  12.4 NOVARTIS agrees that during the term of this Sublicense Agreement, neither it or a SUBLICENSEE shall license, develop, have developed, manufacture, have manufactured, sell or have sold any of the following compounds or products classified as an atypical antipsychotic: (i.e. Olanzapine, Sertindole, Seroquel, Ziprasadone, Risperidone); provided that such restriction shall not apply within the EEA. In the event that NOVARTIS or a SUBLICENSEE undertakes any of the foregoing actions within the EEA, then TITAN may not terminate this Sublicense Agreement or seek damages or equitable remedies for such actions, but may at its option by notice to NOVARTIS (i) terminate the EXCLUSIVE nature of the licenses granted pursuant to Article 2


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hereof  in the EEA,  so that all use of  PATENTS  and  KNOW-HOW  in the EEA will thereafter be on a nonexclusive basis at a reduced royalty rate to be negotiated at such time of change in exclusivity; (ii) cease providing improvements to NOVARTIS pursuant to Section 2.3; and/or (iii) require NOVARTIS to prove to TITAN's reasonable satisfaction that the KNOW-HOW is not being used for such activities.

                  Notwithstanding the foregoing, TITAN and NOVARTIS agree that in the event NOVARTIS acquires rights to one or more of the five compounds or products listed in the first paragraph of this Section 12.4 (the "Acquired Compounds or Products") as part of a corporate transaction such as an acquisition of assets or stock, a merger, or consolidation, TITAN shall use its good faith efforts to cause HMRI to waive any rights that it may have against NOVARTIS or TITAN under this Section 12.4 and Section 12.4 of the License Agreement. To assist TITAN in obtaining such waiver from HMRI, NOVARTIS will provide TITAN with arguments supporting how NOVARTIS intends to prevent PRODUCT from being negatively impacted by the Acquired Compounds or Products. In the event HMRI will not waive such rights and NOVARTIS does not agree to divest the Acquired Compounds or Products or, alternatively, sublicense PRODUCT to a mutually acceptable third party (which third party must also be acceptable to HMRI), TITAN agrees that its sole and exclusive remedy against NOVARTIS shall be to terminate the exclusive nature of the Sublicense Agreement in the EEA as provided for in this Section 12.4, and to terminate this Sublicense Agreement elsewhere in the TERRITORY.

                  12.5 NOVARTIS shall indemnify, defend and hold TITAN, HMRI and their respective AFFILIATES harmless from and against any and all liabilities, claims, demands,


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                                                                    CONFIDENTIAL

damages, costs, expenses, fines, penalties or money judgments including without limitation court costs and reasonable attorney's fees (hereinafter referred to as "Liabilities"), during the term of this Sublicense Agreement and after its expiration or termination, incurred by or rendered against TITAN, HMRI and their respective AFFILIATES which arise out of the clinical testing, use or labeling, or the manufacture, processing, packaging, sale or distribution of COMPOUND or PRODUCT (as the case may be) by NOVARTIS, its AFFILIATES and SUBLICENSEES, or the breach of this Sublicense Agreement by NOVARTIS (including without limitation any breach of NOVARTIS' representations and warranties under this Sublicense Agreement) or any negligence or misconduct of NOVARTIS , except to the extent that such Liabilities are directly attributable to the breach of this Sublicense Agreement by TITAN or breach of the License Agreement by HMRI (including without limitation any breach of TITAN's representations or warranties under this Sublicense Agreement or any breach of HMRI's representations or warranties under the License Agreement) or any negligence or misconduct by TITAN or HMRI. NOVARTIS shall also indemnify, defend and hold TITAN, HMRI and their respective AFFILIATES harmless from and against any and all Liabilities incurred by or rendered against TITAN, HMRI and their respective AFFILIATES which arise out of the COMPOUND or PRODUCT supplied by NOVARTIS to HMRI and/or TITAN and for use pursuant to Section 2.3, or which arise out of any contracts or arrangements with THIRD PARTIES (including CROs) relating to the development and/or registration process for the COMPOUND or PRODUCT from and after the effective date of this Sublicense Agreement, whether such contracts or arrangements with THIRD PARTIES were entered into prior to or following the effective date of this Sublicense Agreement, except to the extent that


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such  Liabilities  are directly  attributable  to the breach of this  Sublicense
Agreement by TITAN or breach of the License Agreement by HMRI (including without limitation any breach of TITAN's representations or warranties under this Sublicense Agreement or any breach of HMRI's representations or warranties under the License Agreement) or any negligence or misconduct by TITAN or HMRI.

                  12.6 TITAN shall indemnify, defend and hold NOVARTIS , its AFFILIATES and SUBLICENSEES harmless from and against any and all Liabilities (as defined in Section 12.5 hereof), incurred by or rendered against NOVARTIS, its AFFILIATES and SUBLICENSEES, which arise out of the breach of this Sublicense Agreement by TITAN (including without limitation any breach of TITAN's representations or warranties under this Sublicense Agreement), or any negligence or misconduct by TITAN, except to the extent that such Liabilities are directly attributable to the breach of this Sublicense Agreement by NOVARTIS (including without limitation any breach of NOVARTIS' representations and warranties under this Sublicense Agreement), or any negligence or misconduct by NOVARTIS. TITAN shall also indemnify, defend and hold NOVARTIS, its AFFILIATES and SUBLICENSEES harmless from and against any and all Liabilities incurred by or rendered against NOVARTIS, and its AFFILIATES and SUBLICENSEES which arise out of the manufacture, use or sale of COMPOUND and PRODUCT that has been manufactured or sold by or on behalf of TITAN and its AFFILIATES or SUBLICENSEES in Japan or those countries where NOVARTIS' sublicense rights hereunder have been terminated (including the clinical testing, use and labeling of PRODUCT and the manufacture, processing, packaging, sale or distribution of PRODUCT by TITAN and its AFFILIATES and SUBLICENSEES) or subject to


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                                                                    CONFIDENTIAL

Section 5.4(b), which arise out of the activities of any CRO which occurred prior to the execution of this Sublicense Agreement and that were undertaken pursuant to a written contract between TITAN and such CRO relating to COMPOUND or PRODUCT.

                  12.7 Each party shall give the other prompt notice in writing of any claim or demand referred to in Sections 12.5 or 12.6. In addition, the obligations of any indemnifying party shall be subject to the indemnified party fulfilling the following obligations:

                           (a) With respect to third party  claims,  indemnified
party shall fully cooperate with the indemnifying party in the defense of such claim or demand which defense shall be controlled by the indemnifying party; and

                           (b) With respect to third party  claims,  indemnified
party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim, demand or suit (including without limitation retaining its own counsel) without the prior written consent of the indemnifying party, which such party shall not be required to give.

         13. FORCE MAJEURE.

                  13.1 If the performance of any part of this Sublicense Agreement by either party, or if any obligation under this Sublicense Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party required to perform, the party so affected, upon giving written notice and written evidence of such force majeure to the other party, shall be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable commercial efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost


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dispatch whenever the force majeure is removed. In the event of a force majeure, the parties shall also discuss whether modification of the terms of this Sublicense Agreement are necessary to alleviate the hardship or loss caused by the force majeure.

         14. GOVERNING LAW AND ARBITRATION.

                  14.1 This Sublicense Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York (without regard to New York's or any other jurisdiction's choice of law principles).

                  14.2 In the event of any controversy or claim arising out of or relating to any provision of this Sublicense Agreement, the parties shall try to settle their differences amicably between themselves. Any unresolved disputes arising between the parties relating to, arising out of or in any way connected with this Sublicense Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Sublicense Agreement, shall be resolved by final and binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Except in the case of a determination to be made where payments are to be made to by one party to the other, the party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice to allow the parties time to further attempt to come to an amicable resolution of the dispute. Arbitration shall be held in New York City, New York according to the commercial rules of the American Arbitration Association ("AAA"). The arbitration will be conducted by a panel of three arbitrators appointed in accordance with AAA


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rules;  provided,  however,  that each party shall within thirty (30) days after the institution of the arbitration proceedings appoint a party arbitrator, and the party-arbitrators shall select a neutral arbitrator, to be chairman of the arbitration panel, within thirty (30) days thereafter. If the party-arbitrators are unable to select a neutral within such period, the neutral shall be appointed in accordance with AAA rules. All arbitrator(s) eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Sublicense Agreement and such award is expressly prohibited. Decisions of the arbitrator(s) shall be final and binding on all of the parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. In any arbitration pursuant to this Sublicense Agreement, the arbitrators shall interpret the express terms hereof and apply the laws of the State of New York. The losing party to the arbitration as determined by the arbitrators shall pay the costs of arbitration.

         15. SEPARABILITY.

                  15.1 In the event any portion of this Sublicense Agreement not material to the remaining portions shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

                  15.2 If any of the terms or provisions of this Sublicense Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.


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                  15.3 In the  event  that  the  terms  and  conditions  of this
Sublicense Agreement are materially altered as a result of Sections 15.1 or 15.2, the parties shall renegotiate the terms and conditions of this Sublicense Agreement so as to accomplish as nearly as possible the original intentions of the parties.

         16. ENTIRE AGREEMENT.

                  16.1 This Sublicense Agreement and the Appendices attached hereto, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings, including without limitation the Heads of Agreement between the parties dated October 21, 1997 and the Confidentiality Agreement between the parties dated February 21, 1997 (it being understood and agreed that all Confidential Information of HMRI and TITAN disclosed to NOVARTIS prior to the effective date of this Sublicense Agreement shall be subject to Sections 6.4, 6.6, 6.7 and 6.9 of this Sublicense Agreement). No terms or provisions of this Sublicense Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Sublicense Agreement by written instruments specifically referring to and executed in the same manner as this Sublicense Agreement.

         17. NOTICES.

                  17.1 Any notice required or permitted under this Sublicense Agreement shall be in writing and in English and shall be sent by airmail, postage prepaid, or facsimile or courier to the following address of each party or to such other address as may be designated in writing by the respective parties:


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If to NOVARTIS :           Novartis Pharma A.G.
                           Legal Services
                           Lichtstrasse 35
                           CH 4002 Basel
                           Switzerland
                           Attention: General Counsel

With copies to:            Business Development and Licensing
                           Novartis Pharma A.G.
                           Lichtstrasse 35
                           CH 4002 Basel
                           Switzerland
                           Attention:  Head of Department

If to TITAN:               Titan Pharmaceuticals, Inc.
                           400 Oyster Point Blvd., Suite 505
                           South San Francisco, CA 94080
                           Attention: Louis R. Bucalo, M.D.
                                      President & CEO
                           Telephone: (650) 244-4990
                           Facsimile: (650) 244-4956

With copies to:            Titan Pharmaceuticals, Inc.
                           400 Oyster Point Blvd., Suite 505
                           South San Francisco, CA 94080
                           Attention: Sunil R. Bhonsle
                                      Executive V.P. & COO
                           Telephone: (650) 244-4990
                           Facsimile: (650) 244-4956

                           and

                           Heller Ehrman White & McAuliffe
                           525 University Avenue
                           Palo Alto, CA 94301-1900
                           Attention: Neil Flanzraich, Esq.
                           Telephone: (650) 324-7118
                           Facsimile: (650) 324-0638

                  17.2 Any notice required or permitted to be given concerning this Sublicense Agreement shall be effective upon receipt by the party to whom it is addressed.

         18. ASSIGNMENT.


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                  18.1 This Sublicense Agreement or any portions thereof and the sublicenses herein granted shall be binding upon and inure to the benefit of the successors in interest and assignees of the respective PARTIES.

                  18.2 NOVARTIS may assign this Sublicense Agreement to an AFFILIATE without the prior written consent of TITAN, and in such event NOVARTIS will continue to guarantee the obligations of such AFFILIATE hereunder. Subject to the foregoing, NOVARTIS shall not have the right to assign this Sublicense Agreement to any THIRD PARTY without the prior written consent of TITAN, not to be unreasonably withheld.

                  18.3 In the event of a consolidation, merger or acquisition which involves a change in the control of NOVARTIS, this Sublicense Agreement shall remain in full force and effect, and NOVARTIS agrees to notify TITAN pursuant to Section 10.4.

         19. FAILURE TO ENFORCE.

                  19.1 The failure of either party to enforce at any time any provisions hereof shall not be construed to be a waiver of such provision nor of the right of such party thereafter to enforce each and every such provision.

         20. NO AGENCY.

                  20.1 Except as expressly set forth in this Sublicense Agreement, nothing in this Sublicense Agreement authorizes either party to act as agent for the other or, as to any third party, to indicate or imply the existence of any such agency relationship. The relationship between the parties is that of independent contractors.

         21. FURTHER ASSURANCES.


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                  21.1 Each party  hereto  agrees to  execute,  acknowledge  and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Sublicense Agreement.

         22. CAPTIONS.

                  22.1 Captions are inserted for convenience  only and in no way
are  to  be  construed  to  define,   limit  or  affect  the   construction   or
interpretation hereof.

         23. MISCELLANEOUS.

                  23.1 Both parties agree to discuss matters arising during the term of this Sublicense Agreement in the spirit of cooperation and good faith and endeavor to resolve any differences by mutual agreement whenever possible. If the parties fail to reach agreement, either party may submit the matter for resolution pursuant to Section 14.2.

                  23.2 NOVARTIS covenants to TITAN that during the term of this Sublicense Agreement, NOVARTIS, its AFFILIATES and SUBLICENSEES shall not violate the Federal Foreign Corrupt Practices Act in the performance of its negotiations or obligations hereunder.

                  23.3 NOVARTIS acknowledges that it has received and reviewed the License Agreement (a copy of which is attached hereto as Appendix G), and agrees that the terms and conditions of this Sublicense Agreement must be consistent with the License Agreement.

         IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Sublicense Agreement as of the date first written above.

NOVARTIS PHARMA A.G.                                TITAN PHARMACEUTICALS, INC.

By:                                                 By:
Name:                                               Name:
Title:                                              Title:

NOVARTIS PHARMA A.G.

By:
Name:
Title:

                                                                    CONFIDENTIAL

                                   APPENDIX A
               PATENTS AND PATENT APPLICATIONS (PER SECTION 1.17)

                     PATENT           FILING                                       PATENT           ISSUE        EXPIRATION
     COUNTRY       APPL. NO.           DATE           TYPE           STATUS         NO.             DATE            DATE
     -------       ---------           ----           ----           ------         ---             ----            ----
US                 07/354,411          5/19/89                      abandoned
US                 07/456,790         12/29/89         CIP+         abandoned

  EP               90109208.0         05/16/90                       granted      0 402 644        08/16/95       05/15/2010
  Austria          90109208.0         05/16/90       national       converted     E 126512         08/16/95       05/15/2010
  Belgium          90109208.0         05/16/90       national       converted     0 402 644        08/16/95       05/15/2010
  Denmark          90109208.0         05/16/90       national       converted     0 402 644        08/16/95       05/15/2010
  France           90109208.0         05/16/90       national       converted     0 402 644        08/16/95       05/15/2010
  Germany          90109208.0         05/16/90       national       converted     69021645.9       08/16/95       05/15/2010
  Great Britain    90109208.0         05/16/90       national       converted     0 402 644        08/16/95       05/15/2010
  Greece           90109208.0         05/16/90       national       converted     3017447          08/16/95       05/15/2010
  Israel           94425              05/17/90                        issued      P/94425          05/29/94       05/17/2010
  Italy            90109208.0         05/16/90       national       converted     52158/BE/95      08/16/95       05/15/2010
  Luxembourg       90109208.0         05/16/90       national       converted     0 402 644        08/16/95       05/15/2010
  Netherlands      09109208.0         05/16/90       national       converted     0 402 644        08/16/95       05/15/2010
  Spain            09109208.0         05/16/90       national       converted     ES2076253T3      08/16/95       05/15/2010
  Switzerland      0909208.0          05/16/90       national       converted     0 402 644        08/16/95       05/15/2010
  Sweden           0909208.0          05/16/90       national       converted     0 402 644        08/16/95       05/15/2010

  Australia        55770/90           05/22/90                        issued      640,653          09/02/93       05/22/2010
  Canada           2,017,193-6        05/18/90
  China            90103721.4         05/19/90
  Czech            2425-90            05/17/90
  Republic
  Finland          902449             05/17/90
  Hungary          3090/90            05/18/90
  Ireland          1809/90            05/18/90                        issued      68431            05/23/96       05/18/2010
  Israel           94425              05/17/90
  Korea            90/7102            05/18/90

                                                                    CONFIDENTIAL

                     PATENT           FILING                                       PATENT           ISSUE        EXPIRATION
     COUNTRY       APPL. NO.           DATE           TYPE           STATUS         NO.             DATE            DATE
     -------       ---------           ----           ----           ------         ---             ----            ----
  Mexico           20787              05/18/90
  New Zealand      233710             05/17/90                        issued      233710
  Norway           P902214            05/18/90                                    177301           08/23/95        05/18/201
  Philippines      40530              05/17/90
  Poland           P-285247           05/18/90                                    163965           12/09/93
  Portugal         94084              05/18/90                        issued      94084            09/18/96        05/18/201
  Russia           4743876/04         05/18/90
  South            90/2820            05/18/90                        issued      90/38230         02/27/91       05/18/2010
  Taiwan           79104996           06/19/90                        issued      54190            01/11/92       06/19/2010

US                 07/619,825         11/29/90     continuation     abandoned
US                 07/944,705         09/05/91     continuation     abandoned
US                 07/788,269         11/05/91         CIP          abandoned
US                 07/969,383         10/30/92         CIP            issued      5,364,866        11/15/94       11/15/2011
  PCT              92/09276           11/04/92                     WO/93/09102

  EP               92/924151.1        11/04/92                       pending

  EP (Portugal)    92118982.5         11/05/92                       pending
  Australia        30570/92           11/04/92
  Belarus          1715               11/04/92
  Canada           2,121,253          11/04/92
  Czech            PV 1102-94         11/04/92
  Republic

  Finland          942052             11/04/92
  Georgia          001977             11/04/92
  Hungary          P9401316           11/04/92
  Israel           103622             11/03/92
  Korea            94-701524          11/04/92
  Kazakhstan       941593.1           11/04/92
  Mexico           926370             11/05/92
  Norway           941647             11/04/92
  New              245006             11/03/92                        issued      245006           05/17/96       11/03/2012

                                                                    CONFIDENTIAL

                     PATENT           FILING                                       PATENT           ISSUE        EXPIRATION
     COUNTRY       APPL. NO.           DATE           TYPE           STATUS         NO.             DATE            DATE
     -------       ---------           ----           ----           ------         ---             ----            ----
  Philippines      45259              11/12/92
  Poland           P-303452           11/04/92
  Romania          9400761            11/04/92
  Russia           94028105.04        11/04/92
  Slovak           PV 0456-94         11/04/92
  Republic
  Taiwan           81108831           11/05/92
  Uzbekistan       9500706.1          11/04/92

US                 08/144,265         10/28/93         CIP          abandoned
US                 08/309,395         09/20/94        CIP**          pending
US                 08/329,000*        10/25/94        CIP**           issued      5,658,911        08/19/97       08/19/2014
US                 08/468,611         06/06/95        DIV**          pending
  PCT              94/12054           10/27/94                      WO95/11680
   EP              9590039.6          10/27/94                       pending
   Brazil          PI 1101001.0       05/14/97       Pipeline
   Canada          2175212            10/27/94
   China           94194302           10/27/94
   Czech           PV 1238-96         10/27/94
   Republic
   Hungary         P/P 00576          06/29/95                       granted      211,853          11/06/95       06/29/2015
   Indonesia       951058             06/08/95
   Israel          111,498            10/27/94
   Korea           96-702162          10/27/94
   Mexico          94 8405            10/27/94
   Norway          p961686            10/27/94
   New             275941             10/27/94
   Zealand
   Poland          P314135            10/27/94
   Romania         96-00888           10/27/94
   Russia          96110214           10/27/94
   Taiwan          83110396           11/10/94

                                                                    CONFIDENTIAL

                     PATENT           FILING                                       PATENT           ISSUE        EXPIRATION
     COUNTRY       APPL. NO.           DATE           TYPE           STATUS         NO.             DATE            DATE
     -------       ---------           ----           ----           ------         ---             ----            ----
   South           95/2653            10/28/94
   Africa

* subject to a 60 way restriction requirement; 329,000 survived as one to the 60 divisionals
** pending as one of the 60 divisionals
+  CIP (Continuation-in-part)

                                                                    CONFIDENTIAL

APPENDIX B

MAJOR METABOLITES (PER SECTION 1.6)

--------------------------------------------------------------------------------
Compound No.          Name                      R1          R2           R3
--------------------------------------------------------------------------------
rP88 8991      4-[3-[4-(6-fluoro-1,2-          H          CH(OH)CH3      OCH
               benzisoxazol-3-yl)-1-                                      3
               piperidinyl]propoxy]-3-
               methoxy-[alpha]-methyl-
               benzenemethanol

P89 9124       1-[4-[3-[4-(6-fluoro-1,2-       H          C(O)CH3        OH
               benzisoxazol-3-yl)-1-
               piperidinyl]propoxy]-3-
               hydroxyphenyl]-ethanone

P94 11840      1-[4-[3-[4-(6-fluoro-1,2-       H         C(O)CH2OH      OCH
               benzisoxazol-3-yl)-1-                                     3
               piperidinyl]propoxy]-3-
               methoxyphenyl]-2-
               hydroxyethanone

P89 9430       4-[3-[4-(6-fluoro-1,2-          H         CH(OH)CH3       OH
               benzisoxazol-3-yl)-1-
               piperidinyl]propoxy]-3-
               hydroxy-[alpha]-
               methylbenzenemethanol

P94 11677      4-[3-[4-(6-fluoro-1,2-          OH        CH(OH)CH3     OCH
               benzisoxazol-3-yl)-1-                                    3
               piperidinyl]propoxy]-2-
               hydroxy-5-methoxy-[alpha]-
               methylbenzenemethanol

                                                                    CONFIDENTIAL

--------------------------------------------------------------------------------
Compound No.           Name                    R1          R2         R3
--------------------------------------------------------------------------------
P94 11679      1-[4-[3-[4-(6-fluoro-1,2-       OH        C(O)CH3     OCH
               benzisoxazol-3-yl)-1-                                  3
               piperidinyl]propoxy]-2-
               hydroxy-5-
               methoxyphenyl]ethanone

P94 11702      1-[4-[3-[4-(6-fluoro-1,2-       OH        C(O)CH3     OH
               benzisoxazol-3-yl)-1-
               piperidinyl]propoxy]-2,5-
               dihydroxyphenyl]-ethanone

                                                                    CONFIDENTIAL

                                   APPENDIX D

                                 Sample Invoice
                           TITAN PHARMACEUTICALS, INC.

[Date]

Novartis Pharma AG
Zentraler Faktureneingang
Attn:  Ms. M. Gnehm
BD&L Contract Administration
Lichstrasse 35
CH 4002 Basel
Switzerland

Dear Ms. Gnehm:

Re:   Titan Pharmaceuticals, Inc./Sublicense Agreement - Iloperidone

This is an invoice requesting payment in connection with the above-captioned agreement between Titan Pharmaceuticals, Inc. and Novartis Pharma AG.

Novartis Contract Code No.:      [will be assigned by BD&L following execution]

Novartis Creditor No.:           [will be assigned by BD&L following execution]

Reason for Payment:              [please cite specific section or article in the
                                 agreement]

Amount and Currency:             [self-explanatory]

Bank Address and Account No.:    [insert the name and address of the bank to
                                 which the payment should be sent and the account number to which it should be credited]

Sincerely yours,

                                                                    CONFIDENTIAL

                                   APPENDIX E
                   TITAN CONTRACTS WITH RESEARCH ORGANIZATIONS

IBAH, Inc.        CLINICAL AND PHARMACEUTICS SERVICES MASTER
                  AGREEMENT AND ITS ENABLING EXHIBITS 1 THROUGH 8

            EXHIBIT 1.     ILOPERIDONE STUDY 300
            EXHIBIT 2.     ILOPERIDONE STUDY 302
            EXHIBIT 3.     ILOPERIDONE STUDY 306
            EXHIBIT 4. RECEIPT AND STORAGE OF CLINICAL MATERIAL FOR ILOPERIDONE CLINICAL STUDIES
            EXHIBIT 5.     ILOPERIDONE CLINICAL STABILITY PROGRAM
            EXHIBIT 6.     CLINICAL SUPPLY MATERIAL HANDLING OF ILOPERIDONE
            EXHIBIT 7.     ENCAPSULATION OF HALOPERIDOL TABLETS
            EXHIBIT 8. ANALYTICAL TESTING TO EXTEND EXPIRATION DATES; ANALYTICAL TESTING OF 40C/75RH SAMPLES; DESTRUCTION OF RISPERIDONE, RESPERIDAL, AND HALOPERIDOL SUPPLIES; DOCUMENTATION SUPPORT FOR IND FILING

      (copies of exhibits will be provided by TITAN to NOVARTIS separately)

WIL RESEARCH LABORATORIES                      COMPLETION OF RODENT ONCOGENICITY

                                               STUDIES

                                                                    CONFIDENTIAL

              A 24-MONTH ORAL ONCOGENICITY STUDY OF HP-873 IN MICE A 24-MONTH ORAL ONCOGENICITY STUDY OF HP-873 IN RATS

      (RESPONSIBILITY FOR THESE STUDIES WAS TRANSFERRED FROM HMRI TO TITAN)

                                                                    CONFIDENTIAL

                                   APPENDIX F

                    SPECIAL COUNTRIES IN TERRITORY REGARDING
                   HMRI'S PATENT PROTECTION (PER SECTION 8.2)

    United States

PCT                                             PCT (cont.)
    Australia                                       Estonia
    Brazil                                          Hungary
    Bulgari                                         Israel
    Canada                                          Mexico
    China                                           New Zealand
    Czech Republic                                  Norway
    Kazakhstan                                      Poland
    EPO                                             Russian
      Austria                                       Slovakia
      Belgium                                       South Korea
      Denmark                                   Non-PCT
      Finland                                       Argentina
      France                                        Chile
      Germany                                       Egypt
      Great Britain                                 Hong Kong
      Greece                                        India
      Iceland                                       Indonesia
      Ireland                                       Malaysia
      Italy                                         Philippines
      Latvia                                        Saudi Arabia
      Lithuania                                     South Africa
      Luxembourg                                    Taiwan
      Monaco                                        Thailand
      Netherlands                               Venezuela
      Portugal
      Romania
      Singapore
      Slovenia
      Spain
      Sweden
      Switzerland with Liechtenstein
      Turkey
      Ukraine